UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

OFFERING CIRCULAR

Amendment # 2

Form 1-A: Tier 2

WORLD TREE USA, LLC

1910 South Stapley Dr., Suite 221

Mesa, Arizona 85204

(888) 693-TREE (8733)

www.worldtree.info

MINIMUM OF 40,000 SERIES A 2019 ECO-TREE UNITS / $ 50,000

MAXIMUM OF 7,000,000 SERIES A 2019 ECO-TREE UNITS / $10,000,000

OFFERING PRICE: $1.25 PER UNIT FOR FIRST 2,000,000 UNITS

$1.50 PER UNIT FOR REMAINING 5,000,000 UNITS

SEE “DESCRIPTION OF THE UNITS” ON PAGE 73

Series A Eco-Tree Unit	Price to Public	Underwriting discount and commissions (1)	Proceeds to Issuer
Per Unit	$1.25/1.50	$0.125 / $ 0.15	$1.125 / $1.35
Total Minimum	$ 50,000	$5,000	$45,000
Total Maximum	$ 10,000,000	$ 1,000,000	$9,000,000

(1) Although the Company has not engaged any broker-dealers for underwriting or placement agent services, the Company may pay up to 10% to such broker-dealers for underwriting or placement agent services.

An Issuer may raise an aggregate of up to $50 million in a 12-month period pursuant to Tier II of Regulation A of the Securities Act.

*See “Plan of Distribution” for details regarding the compensation payable to placement agents in connection with this offering.

The C ompany has engaged Befumo & Schaeffer, PLLC of Washington, DC as escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $50,000 in Units, may hold a series of closings at which we receive the funds from the escrow agent and issue the Units to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) March 31, 2020, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of Units by March 31, 2020, or the o ffering is terminated early by the C ompany, any money tendered by potential investors will be promptly returned by the Escrow Agent. The C ompany may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the C ompany. The offering is being conducted on a best-efforts basis.

AN INVESTMENT IN THE UNITS IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION TITLED “RISK FACTORS” FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH ANY PURCHASE OF THE UNITS. THERE IS NO PUBLIC MARKET FOR ANY OF THE COMPANY’S UNITS AND NO SUCH MARKET IS EXPECTED TO DEVELOP FOLLOWING THE PLACEMENT OF THE UNITS. SIGNIFICANT RESTRICTIONS ON TRANSFER WILL APPLY. YOU SHOULD BE PREPARED TO BEAR THE ECONOMIC RISK OF YOUR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME AND BE ABLE TO WITHSTAND A TOTAL LOSS OF YOUR INVESTMENT.

NEITHER THE UNITS NOR THE OFFERING OF THE UNITS HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER ANY STATE OR OTHER SECURITIES LAW, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR OTHER REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR OR APPROVED OR ENDORSED THE TERMS OR MERITS OF THE UNITS OR THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

JURISDICTIONAL LEGENDS

FOR RESIDENTS OF ALL STATES: THE PRESENCE OF A LEGEND FOR ANY GIVEN STATE REFLECTS ONLY THAT A LEGEND MAY BE REQUIRED BY THAT STATE AND SHOULD NOT BE CONSTRUED TO MEAN AN OFFER OR SALE MAY BE MADE IN A PARTICULAR STATE. IF YOU ARE UNCERTAIN AS TO WHETHER OR NOT OFFERS OR SALES MAY BE LAWFULLY MADE IN ANY GIVEN STATE, YOU ARE HEREBY ADVISED TO CONTACT THE COMPANY. THE SECURITIES DESCRIBED IN THIS OFFERING CIRCULAR HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS (COMMONLY CALLED “BLUE SKY” LAWS).

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE REPLIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY’S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

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DEFINITIONS

Defined terms are capitalized herein (but may not be capitalized in this Section). The singular form of any term defined below shall include the plural form and the plural form shall include the singular. In addition to the below defined terms, throughout this Offering Circular, the terms “we”, “our”, “us” and similar pronouns refer to the Company.

Whenever they appear capitalized in this Offering Circular, the following terms shall have the meanings as set forth below unless the context clearly requires a different interpretation:

Affiliate means the Company and any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

Company shall refer to World Tree USA, LLC, a Nevada limited liability company.

Crop Contracting Agreement refers to agreements between the Manager and Farmers whereby Farmers grow ES Trees supplied by the Company.

Eco-Tree Program is the name of the program, as described in the Section of this Offering Circular titled “Description of Business”. The Eco-Tree Program was previously called the Carbon Offset Program.

Empress Splendor Trees shall refer to the Empress Splendor tree of the genus Paulownia, which is reported in the Guinness Book of World Records to be the fastest growing hardwood tree in the world.

Empress Lumber, Empress Splendor Lumber or ES Lumber refers to the lumber harvested from the ES Trees.

ES Startlings shall mean young ES Trees which are propagated in a sterile, laboratory environment and grown into small plants (up to 10 cm tall) before shipping to Farmers.

ES Trees shall refer to Empress Splendor trees.

Farmer shall mean an entity with which the Manager contracts to grow ES Trees.

Gross Profits shall mean income received from the Harvest of ES Trees underlying the Series A 2019 Eco-Tree Units in this Offering, minus Harvest Costs, if any.

Harvest shall have the meaning set forth on page 1 of this Offering Circular.

Harvest Costs shall mean all costs associated with processing standing ES Trees into finished dimensional ES Lumber. Harvest Costs include, but are not limited to the costs associated with logging, residual processing, scaling, transporting, milling, drying, planing, grading, sorting, storage and packaging.

Impact Certificate shall mean a paper certificate issued by the Company to Investors to show the total anticipated impact of their investment and the entire investment for that season measured by carbon sequestration, soil restoration and number of Farmers supported.

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Investor shall mean a Person who is contemplating the purchase of Units. Also see Unit Holder.

Lands shall mean land belonging to a Farmer on which land such Farmer agrees with the Manager to grow ES Trees.

Manager shall mean World Tree Technologies, Inc., a Nevada corporation.

Offering Circular shall mean this Offering Circular, its Exhibit(s) and any supplements or addenda.

Net Profits shall be equivalent to the Company’s share of Gross Profits. Net Profits will be shared only with the Unit Holders who invested in that particular crop of ES Trees harvested. (For clarity, all Series A 2019 Eco-Tree Units relate to one particular crop of ES Trees, and no other series or sub-series of Units shall have any rights with respect to such set of ES Trees.)

Non-U.S. Person shall mean a Person who is not a U.S. citizen, not a legal U.S. resident, and not living in the U.S.

Offering, when capitalized, shall mean the offer for sale of Series A 2019 Eco-Tree Units in exchange for an interest in Net Profits from a Harvest anticipated to occur no later than 2032.

Operating Agreement shall mean the Company’s amended operating agreement, which is attached to this Offering Circular as Exhibit 1A-3.

Person means an individual, a partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation, or any other legal entity.

Project shall mean contracting with certain Farmers to grow a certain number of ES Trees determined by the proceeds of this Offering, growing and harvesting the ES Trees, and sharing the profits received by the Company with the Unit Holders, Farmers, and the Manager.

Section, when capitalized, refers to sections of this Offering Circular.

Series A 2019 Eco-Tree Units shall refer to the units for sale in this Offering.

Subscription Agreement shall refer to the Subscription Agreement set forth in Exhibit 1A-4 to this Offering Circular.

Units shall refer to Series A 2019 Eco-Tree Units.

Unit Holder shall mean an Investor in this Offering whose subscription for Series A 2019 Eco-Tree Units is accepted by the Company.

WTT or World Tree Technologies refers to World Tree Technologies, Inc., a Nevada corporation, also the “Manager.”

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SUMMARY OF THE OFFERING

Date:	September 9, 2019
The Company:	World Tree USA, LLC
The Manager:	World Tree Technologies, Inc.
Company Address:	1910 South Stapley Dr., Suite 221 Mesa, Arizona 85204 1-888-693-TREE (8733) http://www.worldtree.info
Currently listed or quoted?	No. These Units do not trade on any exchange or market.
Reporting issuer?	No.
EDGAR Filer?	Yes.
The Offering (the “Units,” any one of which is a “Unit”):	Series A 2019 Eco-Tree Units $10,000,000
Price per Unit:	$1.25 per Unit for the first 2,000,000 Units $1.50 per Unit for all remaining Units
Minimum/Maximum offering:	The minimum offering amount is $50,000. The maximum offering amount is $10,000,000. Funds raised in this Offering may not be sufficient to accomplish the Company’s proposed objectives.
Minimum Subscription Amount:	2,000 Units
Payment Terms:	Cash on subscription.
Proposed closing date(s):	March 31, 2020
Income Tax consequences:	There are important tax consequences to a purchase of these Units. See Section titled “Certain Tax Consequences”.

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RISK FACTORS

An investment in the Series A 2019 Eco-Tree Units involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in the Units. Any or all of these risks or other as yet unidentified risks may have a material adverse effect on the Company’s business and/or the return to the Investors. The purchase of Units is suitable only for Investors who are aware of the risks in the agricultural industry, particularly pertaining to lumber crops, who have the ability and willingness to accept the risk of loss of their invested capital and who have no immediate need for liquidity. There is no assurance of any return on an Investor’s investment.

The Company advises that prospective Investors should consult with their own independent professional legal, tax, investment and financial advisors before purchasing Units in order to determine the appropriateness of this investment in relation to their financial and investment objectives and in relation to the tax consequences of any such investment.

There is no established market for the Units and none is expected to develop. Therefore, it may be difficult or impossible for a Unit Holder to sell any of the Units. The Subscription Price per Unit was determined arbitrarily by the Company. The Offering should be considered highly speculative due to the proposed nature of the Company’s business and the fact that the Company was only recently formed and has a limited history of business operations.

Investment Risk

No Regulatory Review

Neither the Units nor the Offering of the Units has been registered under the Securities Act or under any state or other securities law, and neither the Securities and Exchange Commission nor any state or other regulatory authority has passed upon the accuracy or adequacy of this Offering Circular or approved or endorsed the terms or merits of the Units or this offering.

Highly Speculative

The purchase of Units is highly speculative. A potential Investor should invest in the Units only if he is able to bear the risk of the entire loss of his investment and has no need for immediate liquidity. An investment in the Units should not constitute a major portion of an Investor’s investment portfolio.

Limited Voting Rights

Unit Holders have rights only to a portion of the net proceeds of a particular harvest of ES Trees. Unit Holders have no right to vote on any matters affecting the business of the Company. Unit Holders have no right to take part in the control or management of the Company and exclusive authority and responsibility for controlling and managing the Company rests with the Manager. Thus, Investors must rely on the good faith, experience, ability and judgment of the management team, and this investment is not appropriate for those unwilling to do so.

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Limit on Amount Available to Repay Unit Holders

There is no guarantee that the ES Trees will survive to maturity, or that the Harvest will be profitable enough to net any profit to the Unit Holders. In the event the Harvest is not profitable investors may lose their entire investment.

No Tax Advice

Investors in this Offering will acquire their Units without any representations from the Company regarding tax implications of the transaction. Each prospective Investor should consult his own independent legal counsel and other tax advisors regarding the tax implications of an investment in the Units.

Lack of Marketability of Units / Restrictive Legend

There is currently no market through which the Units may be sold and purchasers may not be able to resell Units purchased. Furthermore, the Company does not currently intend to make, or arrange for the creation of a market for the purposes of trading the Units, and does not currently intend to seek a listing of the Units on any stock exchange or similar trading market.

Unit Holders may not be able to liquidate their investment on a timely basis, if at all, and Units may not be readily accepted as collateral for a loan. Investment should only be considered by those Investors who are able to make a long-term investment and bear the economic risk of a complete loss of the investment and who otherwise meet our Investor Suitability Requirements.

Issuer Risk

Reliance on Ability and Judgment of Management

The success of the Company will, to a large extent, depend on the good faith, experience, ability and judgment of the management team and their consultants and advisors to make appropriate decisions with respect to the operations of the Company. If the Company loses the services of one or more of its management team, the business, financial condition and results of operations of the Company may be materially adversely affected.

Our auditor has raised questions about our ability to survive as a going concern

In the audited financial statements attached to this Offering Circular, our auditor has noted that the Company has incurred losses since inception, does not have any revenue generating operations and requires additional capital to fund operations, and that these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

As further noted by our auditor, the Company has significant commercial and economic dependence on WTT, a related party, and the Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations. No assurance can be given that the Company will be successful in these efforts.

Net Worth of the Company

The Company has only nominal capitalization and no assets except as disclosed in the financial statements as set forth in this Offering Circular. As a result, recourse against the Company for any reason may be limited.

Distributions

There are many factors that will affect the operations and financial performance of the Company and therefore the ability of the Company to make distributions (and the timing of the commencement of any distributions and actual amounts distributed, if any), including working capital requirements of the Company. The Company has complete discretion with respect to the amount and timing of distributions, if any. The recovery of a Unit Holder’s initial investment is at risk and the anticipated return on such investment is based on many performance assumptions described in this Offering Circular.

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Deployment of ES Startlings

A return for Unit Holders on their investment is dependent on the Company being able to arrange Crop Contracting Contracts with Farmers to plant the ES Startlings. In the event the Company fails to have all the ES Startlings acquired by the Company planted, there will be an adverse effect upon Unit Holders’ returns on investment.

Farmers Care of the ES Trees

The Farmers contracted by the Manager must properly care for the ES Trees from their planting as ES Startlings through their growth cycle to maturity. Farmers must properly water, prune and care for the ES Trees. Failure to do so could result in some or all a Farmer’s ES Trees either dying or failing to mature to expected height and diameter, thereby reducing the amount of ES Lumber that may be harvested from a Farmer’s ES Trees.

Monitoring of Farmers

Neither the Company nor the Manager will not be continuously on the Farmer’s land monitoring their activities during the growth cycle of the ES Trees. Should a Farmer fail to properly care for its ES Trees or default under the terms of its Crop Contracting Agreement, by the time the Company learns of such circumstances it may be too late for the Company to take corrective steps or instruct the Farmer to take corrective steps to save the Farmer’s crop of ES Trees.

Default by Farmer

If a Farmer defaults under the terms of a Crop Contracting Agreement, the Company may be unable to obtain access to that Farmer’s ES Trees to care for them or harvest them, notwithstanding the fact that the Crop Contracting Agreement states the Company has the right to access the Farmer’s ES Trees.

Reliance on Company

Prospective Investors, in assessing the risks and rewards of this investment, should appreciate that they will, in large part, be relying on the good faith and expertise of Wendy Burton and the Manager of the Company. Prospective Investors will have to rely on the discretion and ability of the Company in choosing which Farmers to contract with to grow the ES Trees, in monitoring and supervising the Farmers in growing the ES Trees, and in creating a market for the ES Lumber. The Company does not currently maintain key person life insurance for Wendy Burton. The Company is planning to obtain such insurance in the future. If the Company loses the services of Wendy Burton, the business, financial condition and results of operations of the Company may be materially adversely affected.

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Company Has Not Always Registered its Security Interest in the ES Trees

The Company via the Manager has the right, but not the obligation, to register its interest in the ES Trees. The Company has not registered such security interests, or timely registered such security interests. In the event the title to any of the property for which such unregistered security interests exists, is further encumbered by a subsequent security holder, without notice of the Company’s claim, the Company may lose the right to some or all of the ES Trees on such property.

Investors may not be entitled to a jury trial with respect to claims arising under the Operating Agreement, Subscription Agreement or other documents, which could result in less favorable outcomes to the plaintiff(s) in any such action.

Our documents provide that the parties to all legal proceedings (except for legal proceedings brought under the U.S. federal securities laws), concerning the interpretations, enforcement and defense of the transactions contemplated by the Subscription Agreement, Operating Agreement and any documents included within the Offering Circular, agree to waive their right to a trial by jury.

If you or any other holders or beneficial owners of Series A 2019 Eco-Tree Units bring a claim against us in connection with matters arising under the Subscription Agreement, Operating Agreement or other documents, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the Subscription Agreement, Operating Agreement or other documents contained in the Offering Circular, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

If the jury trial waiver provisions are not permitted by applicable law, an action might nevertheless proceed with a jury trial.

Industry Risk

Natural Disturbances

The ES Startlings and resulting ES Trees will be subject to natural disturbances such as drought, insects, pests, disease, fire, flood, climate change, soil contamination and excess precipitation. The occurrence of any one or all of these factors with respect to a Farmer’s ES Trees could cause an investor to lose some or all of their investment.

Return on investment is dependent on multiple factors beyond the control of the Company.

A return on a Unit Holder’s investment is dependent on the aggregate of board feet of ES Lumber that the Company is able to sell from the Harvest, and the price per board foot for which it can sell the ES Lumber produced from the Harvest, both of which are subject to numerous external factors beyond the control of the Company. In the event the Company is unable to produce a sufficient amount of ES Lumber, and/or sell such ES Lumber to sell at a profit, investors may lose some or all of their investment.

No Market for ES Lumber in North America

The market for ES Lumber in North America is unestablished. If the Company is unable to develop the market, or if the market does not expand on its own, or if the Company is unable to sell to the Asian market, the Company may not be able to sell its ES Lumber for a profit, or at all, which may result in a loss of some or all of a Unit Holder’s investment.

World Events

Events in the global financial markets over the past 9 years have had a profound impact on the global economy. Virtually all economic sectors are impacted by these market conditions. Some of the key impacts of the current market turmoil include: sharp contractions in the credit markets resulting in a widening of credit risk spreads and higher costs of funding; a deterioration in the credit ratings of a number of large financial institutions; devaluations and high volatility in global equity, commodity, foreign exchange and precious metals markets and a corresponding lack of market liquidity; and a slowdown in economic activity that is affecting major global economies. These events could have a significant impact on the Company’s business and its assets and cause an investor to lose some or all of their investment.

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DILUTION

The Series A 2019 Eco-Tree Units are not subject to dilution. Dilution occurs when a company issues new stock which results in a decrease of an existing stockholder’s ownership percentage of that company. Typically, when the number of shares outstanding increases, each existing stockholder owns a smaller, or diluted, percentage of the company.

Each Unit in this offering represents a percentage of profits from a fixed number of trees to be planted during the 2020 planting season. When a new Unit is issued a corresponding number of trees will be planted, and once the planting is completed no new Units will be sold. Therefore, when a new Unit is issued the assets represented by the Units are increased such that existing Units are not diluted by the new issuance.

The Company is structured as follows:

1)

The Company intends to plant ES Trees every year, each planting being tied to a new series of units. For instance, “Series A 2018 Eco-Tree Units” and “Series A 2019 Eco-Tree Units” represent two different offerings. Any profits from the harvest of the ES Trees will be shared only with the Unitholders who invested in the particular ES Trees underlying such units.

2)	Series A 2019 Eco-Tree Units are issued as people invest, up to a maximum of 7,000,000 Units in this Offering. A corresponding number of ES Trees are planted with every investment.

3)

One acre of ES Trees (110 ES Trees) will be planted for every 2,000 Series A 2019 Eco-Tree Units issued. For example, if 1,000,000 Series A Eco-Tree Units are issued, then 55,000 ES Trees will be planted on 500 acres of land with the proceeds of this Offering.

4)

The profits, if any, from the harvest of the ES Trees underlying the Series A 2019 Eco-Tree Units will be distributed 50% to the Farmers and 50% to the Company. The Company will then share equally between the Series A 2019 Eco-Tree Unitholders (distributed pro-rata) and the Manager. No Unitholder of any other Series will have any rights to future harvests after the harvest of their respective crop.

5)	Although each year the Company intends to plant new trees, there is never a dilution of Units.

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The only instance where a Unitholder would experience dilution is if the Company issued additional units of a particular series and did not plant additional ES Trees corresponding to the units issued. The Company does not anticipate any circumstance where this would happen. For instance, in 2018, the Company issued units in lieu of cash compensation to a third-party vendor for services and the Company planted the corresponding number of ES Trees for such units issued to said vendor.

PLAN OF DISTRIBUTION

World Tree USA, LLC is offering a maximum of 7,000,000 Series A 2019 Eco-Tree Units on a “best efforts” basis.

The price per share is $1.25 per Unit for the first 2,000,000 Units sold. The remaining 5,000,000 Units will be sold at $1.50 per Unit. The minimum number of Series A 2019 Eco-Tree Units that an Investor may purchase is 2,000 Units.

The Company intends to market the Units in this Offering both through online and offline means.

The Offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this Offering being qualified by the Commission, and (3) the date at which the Offering is earlier terminated by World Tree USA, LLC in its sole discretion.

In the event the Company does not reach the minimum amount of $50,000 in this Offering, subscription payments will be refunded to investors without deduction or interest.

Once the minimum amount of $50,000 has been sold, the Company may undertake closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

The Company is offering its securities in all states.

The Company has not engaged any broker-dealers for underwriting or placement agent services.

No Selling Unit Holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to World Tree USA, LLC.

The Online Platform

The Company has not engaged any third party vendor to host this Offering on its online platform. However, the Company is currently considering platforms such as WeFunder, Manhattan Street Capital and StartEngine.

Process of Subscribing

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

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ESTIMATED USE OF PROCEEDS

The following table sets forth the net proceeds available to the Company, assuming the sale of 25%, 50%, 75% and 100%, respectively, of the Units offered for sale in this Offering:

	Assuming amount of capital raised is:	25% of this Offering	50% of this Offering	75% of this Offering	100% of this Offering
A.	Amount to be raised by this offering	$2,187,500	$4,750,000	$7,375,000	$10,000,000
B.	Selling commissions and fees1	$218,750	$475,000	$737,500	$1,000,000
C.	Estimated offering costs (e.g. legal, accounting, audit)2	$75,000	$150,000	$225,000	$300,000
D.	Net proceeds: D = A – (B + C)	$1,893,750	$4,125,000	$6,412,500	$8,700,000
E.	Additional sources of funding required3	$0	$0	$0	$0
F.	Working capital deficiency	$0	$0	$0	$0
G.	Total: G = (D+E) - F	$1,893,750	$4,125,000	$6,412,500	$8,700,000

NOTE:

1.	This assumes the Company pays the maximum permitted commission. The Company may pay an aggregate of up to 10.0% of subscription proceeds to licensed and registered broker dealers.
2.	Legal and accounting fees anticipated for offering costs.
3.	Legal and accounting overheads will be paid by the Manager if additional sources of funding are required.

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USE OF AVAILABLE FUNDS

The table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the Series A 2019 Eco-Tree Units offered for sale in this Offering. Use of proceeds is determined primarily by the number of trees to be planted, as indicated by the cost per tree.

There is no assurance that the Company will raise the full $10,000,000.

		% of Offering raised:				Cost per tree
		25%	50%	75%	100%
	Approx. number of units	1,750,000	3,500,000	5,250,000	7,000,000
	Approx. number of acres	875	1,750	2,625	3,500
	Approx. number of trees	122,500	245,000	367,500	490,000
A.	Purchase of ES Trees	$306,250	$612,500	$918,750	$1,225,000	$2.50
B.	Tree order staffing and admin	$24,500	$49,000	$73,500	$98,000	$0.20
C.	Shipping, handling and imports	$49,000	$98,000	$147,000	$196,000	$0.40
D.	Accounting, annual reports	$170,275	$340,550	$510,825	$681,100	$1.39
E.	Farmer support, inspections	$384,650	$970,200	$1,455,300	$1,940,400	$3.14
F.	Marketing	$175,175	$438,550	$657,825	$877,100	$1.43
G.	Management Fee	$437,325	$1,092,700	$1,639,050	$2,185,400	$3.57
H.	Investor relations	$49,000	$98,000	$147,000	$196,000	$0.40
I.	Phone, internet, office equipment	$49,000	$98,000	$147,000	$196,000	$0.40
J.	Brokering the ES Lumber	$56,350	$112,700	$169,050	$225,400	$0.46
K.	Farmer performance bonus	$61,250	$122,500	$183,750	$245,000	$0.50
L.	Reserve/Contingency	$130,975	$92,300	$363,450	$634,600
	TOTAL	$1,893,750	$4,125,000	$6,412,500	$8,700,000

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NOTES:

A.	Purchase of ES Trees: 140 ES Trees will be purchased by the Company for every 2000 Series A 2019 Eco-Tree Units issued. Approximately 420,000 ES Trees will be planted if the Company sells 100% of this Offering. The cost per tree is approximately $2.50. The bulk of these costs will be incurred within two (2) years of the issuance of the Series A 2019 Eco-Tree Units. ES Trees will be directly purchased from the Manager, World Tree Technologies Inc. The Manager owns the gene stock for the trees and works directly with various propagation facilities and nurseries including AgriForest Bio-Technologies Ltd, Southern Growers, GAIA Nurseries, Inversions Luys S.A and EcoPaulownia.

B.	Tree order staffing and administration: These costs will be paid to a related party, the Manager (World Tree Technologies Inc.).

C.	Shipping, handling and imports: $0.40 per tree is reserved for shipping, handling, phyto-sanitary certificates and import permits. These costs apply within two (2) years of the issuance of the Series A 2019 Eco-Tree Units. All shipping, handling and import costs will be paid directly to the Manager who will work with various third parties (e.g. FedEx, UPS, Costa Rican import authorities, shipping agencies).

D.	Accounting, annual reports: Money is reserved for accounting, audits and reporting. All these costs will be paid to unrelated third parties.

E.	Farmer support, inspections: This covers remote support by the Farmer support team, travel to plantations, ongoing monitoring of ES Trees and Farmers. These costs apply for a 10-year period following the issuance of the Series A 2019 Eco-Tree Units, although they will be higher in the first four (4) years of initial planting. These costs will be paid to the Manager. Farmer support costs increase from $3.14 per tree to $3.96 per tree if more than 1000 acres are planted in one planting season.

F.	Marketing: Marketing covers the cost of promoting the properties of the ES Tree, farmers and potential purchasers of the lumber. Marketing costs also cover the costs of a referral program for finding potential land. These costs apply for a 10-year period following the issuance of Series A 2019 Eco-Tree Units, although will be higher in the first four years. Marketing costs rise from $1.43 per tree to $1.79 per tree if more than 1000 acres are planted. Marketing costs are paid to the Manager.

G.

Management fee: A management fee of $3.57 per tree is paid to World Tree Technologies (“The Manager”) for overseeing the Project. This increases to $4.46 per tree if more than 1000 acres are planted. The Manager also receives 50% of the Net Profits upon Harvest. Management fees were determined by the Manager in an effort to cover salaries for a 3-year period.

H.	Investor relations: This is anticipated to cover communications with Investors throughout the average 10-year investment period.

I.	Phone, internet, office equipment: Covers basic office expenses.

J.	Brokering the lumber: Travel to meet prospective purchasers of the ES Lumber. Note that the costs of harvesting the ES Trees are often born by the purchaser of the ES Lumber, however the Company may gain higher overall returns if it handles the costs of harvesting, milling and preparing the lumber before the sale. Any additional costs related to harvesting the ES Lumber will be deducted from the income from the Harvest prior to distribution of any Gross Profits.

K.	Farmer Performance Support: These funds are used to provide financial support to Farmers when required.

L.	Reserve/Contingency: Money will be held in reserve to cover ongoing costs over the average 10-year period and unforeseen contingencies.

15

The Company intends to acquire ES Startlings with the proceeds of this Offering, and contract (via the Manager) with Farmers located in select agricultural zones in North America, Central America and other areas at their discretion to plant, manage and care for the ES Startlings to the point where the resulting ES Trees can be harvested and sold as lumber by the Company. It is anticipated this will occur within 8-12 years of the planting of the ES Startlings.

Recognizing that the Company may not have other sources of revenue until Harvest, a portion of the proceeds of this Offering will be used to cover ongoing operating costs of the Company over the anticipated 8-12-year period from planting until Harvest occurs.

ES Startlings acquired with the proceeds of this Offering are expected to be harvested within 8 to 12 years from planting. The Gross Profits, if any, from the Harvest of the crop of ES Trees underlying the Series A 2019 Eco-Tree Units in this Offering will be distributed 50% to the Farmers and 50% to the Company. The Company will then redeem the Units, and distribute 50% of the Net Profits to the Unit Holders of the Series A 2019 Eco-Tree Units on a pro rata basis, and 50% to the Manager.

Detailed information regarding the distribution of cash to Unit Holders, and the allocation of profits and losses to Unit Holders are contained in the Company’s Operating Agreement (Exhibit 1A-3 to this Offering Circular).

The intention is that the Series A 2019 Eco-Tree Units be redeemed no later than December 31, 2032.

The Company reserves the right to issue additional Units within the Series A 2019 Eco-Tree Units to meet the Company’s objectives. Issuance of subsequent Eco-Tree Units will not have a diluting effect on existing Unit Holders because each series of units only share revenue and direct expenses from the Harvest of the ES Trees underlying that series of units.

Reallocation

The Company intends to utilize the funds raised in this Offering as stated. The Company will reallocate funds only for sound business reasons.

16

DESCRIPTION OF BUSINESS

Structure

World Tree USA, LLC was formed as a limited liability company under the laws of Nevada, USA on June 3, 2015. The Company was originally formed with the name World Tree COP 2015, LLC. On September 19, 2016, the company amended its Articles of Organization to change the name to World Tree COP USA, LLC. On April 24, 2019, the Company amended its Articles of Organization to change the name of the company to World Tree USA, LLC. The Company’s address is 1910 South Stapley Dr., Suite 221, Mesa, AZ 85204.

Related Parties

World Tree Technologies, Inc. is the Manager, and was incorporated under the laws of Nevada, USA on January 16, 2002. Wendy Burton owns approximately 88% of the issued and outstanding shares of World Tree Technologies, Inc.

Other World Tree Programs

The Eco-Tree Program was previously called the Carbon Offset Program. The Company changed the name of the program due to confusion from both investors and farmers as to the nature of its business.

The Eco-Tree Program was initially launched in Canada, by a related entity, World Tree COP, Inc. World Tree COP Inc. was incorporated under the laws of British Columbia, Canada on December 20, 2016 to raise capital as part of the Eco-Tree Program in different years and/or geographical regions than the Company. World Tree COP, Inc. has raised capital annually since 2015, and has planted a total of 1,187 acres to date on behalf of its investors.

While these entities share management with the Company, they remain independent entities. As of the date of this Offering Circular, World Tree COP Inc. and the Company share plantation locations in order to maximize diversification of plantations, reduce risk for each company and minimize costs.

17

Our Business

The Company is committed to engaging in operations and business activities in order to achieve the following goals:

i.	To restore Earth’s natural ecology, creating a legacy for future generations in a way that is environmentally and economically sustainable.

ii.	To promote the planting and harvest of the Empress Splendor tree as a powerful way to impact global warming, to regenerate the soil and to meet the world’s growing demand for lumber.

iii.	To participate in a collective effort to reduce the carbon footprint of Investors.

iv.	To make distributions to investors upon harvesting ES Trees.

v.	To provide new opportunities to farmers within the field of agro-forestry in general, and in particular the growth and harvest of Empress Splendor trees.

The Company will carry on the business of the Eco-Tree Program for the benefit of its Investors and engage in such other operations and business activities as may be necessary or appropriate for those purposes.

18

Overview of the Eco-Tree Program

The Eco-Tree Program provides Investors the opportunity to participate in a timber investment while creating direct environmental benefits relating to soil restoration and reversing climate change. The Eco-Tree Program leverages the fast growth rate of the Empress Splendor Tree to maximize the economic and environmental benefits of Agroforestry.

Empress Splendor (Paulownia) is a fast-growing hardwood tree that produces a lightweight hardwood with a very high strength/weight ratio. Grown in plantation and permaculture settings, its high growth rate, carbon sequestration and soil enhancing properties make it an ideal eco-timber. We believe the high demand in Asia, combined with the largely unexplored North American market, represent a significant timber marketing opportunity, especially considering recent consumer shifts to sustainable products.

Lumber properties include:

•	Very light yet strong hardwood
•	Extremely buoyant
•	Does not absorb water
•	Resistant to rot and termites
•	Good insulator
•	Easily stained or painted

Market highlights include:

•	Demand for timber is anticipated to double over the next 30 years
•	Used for furniture, crown molding, veneers, window blinds and finishing wood
•	Used for boats, surfboards and musical instruments
•	Highly prized in Asia
•	North American market is undeveloped
•	Sustainably grown timber which appeals to green consumers
•	Rapidly expanding markets including eco-products markets
•	Superior to balsa and could replace it for aerospace and wind turbine applications
•	Competitive with bamboo ($60 billion industry) as a sustainable plywood product
•	Better for the environment than plastics, yet can be combined with resins

Carbon emissions are widely recognized as one of the most significant factors in global warming. Planting trees through both Agroforestry and Afforestation helps to mitigate global warming through carbon drawdown and provides other environmental benefits1.

“Agroforestry is an appealing option for sequestering carbon on agricultural lands because it can sequester significant amounts of carbon while leaving the bulk of the land in agricultural production. Simultaneously, it can help landowners and society address many other issues facing these lands, such as economic diversification, biodiversity, and water quality.”[2]

_________________

1 http://www.drawdown.org/solutions/land-use/afforestation

2 http://www.srs.fs.usda.gov/pubs/ja/ja_schoeneberger002.pdf

19

“As of 2014, 709 million acres of land were used for afforestation. Establishing timber plantations on an additional 204 million acres of marginal lands can sequester 18.1 gigatons of carbon dioxide by 2050. The use of marginal lands for afforestation also indirectly avoids deforestation that otherwise would be done in the conventional system. At a cost of $29 billion to implement, this additional area of timber plantations could produce a net profit for landowners of over $392 billion by 2050.” - Drawdown, by Paul Hawken[3]

The Eco-Tree model is based upon the growth of Empress Splendor trees for the purpose of carbon drawdown, while deriving profits from the harvest of the Empress Splendor trees grown in the program. The rapid growth rate of the ES Trees make them particularly attractive for timber production, as they can reach hardwood maturity in ten years or less (as compared with 20-50 years for other hardwood trees). In addition, the Empress Splendor tree uses a form of photosynthesis called C4 which makes it a particularly powerful conduit for carbon drawdown.

The Manager contracts with Farmers in diverse geographic locations to grow Empress Splendor trees on behalf of the Company. The Company intends to build on its current base of Farmers in North and Central America, continuing to work with Farmers in diverse locations to mitigate risk.

The Empress Splendor Trees mature in approximately eight to twelve years, at which point they can be harvested and sold for lumber. The Gross Profits, if any, from the Harvest of the ES Trees will be distributed 50% to the Farmers and 50% to the Company to be shared with Investors, pro-rata.

20

Company Ownership Interests and Distribution of Profits

Objectives for Planting, Harvesting and Cash Flow:

i)	The Company intends to plant ES Trees every year.
ii)	The Gross Profits, if any, will be shared: 50% to the Company and 50% to the Farmers.
iii)	Any Net Profits will be shared: 50% to the Series A 2019 Eco-Tree Unit Holders (distributed pro-rata) and 50% to the Manager.
iv)	While each year the Company intends to plant new trees, there is never a dilution of units.
v)	Any profits from the Harvest of ES Trees will be shared only with the Investors who invested in that particular crop of ES Trees harvested.

More specifically, ES Startlings acquired, planted and cared for with the proceeds of this Offering are planned to be planted in 2020 and harvested no earlier than 2028, but no later than 2032. No Investors in this Offering will have any rights to future harvests, or any harvests other than the harvest of their respective crop.

21

Ownership of Trees

Unit Holders will not own individual ES Trees but instead will be acquiring the right to share pro-rata in any future Net Profits of the Company resulting from the Harvest and sale of the ES Trees underlying such Unit Holder’s Units.

The Company contracts with the Manager who in turn contracts with the Farmer on behalf of the Company to oversee the planting, care and management of the ES Trees. Stands of trees are kept separate and distinct for each Unit series (e.g. Eco-Tree 2018, Eco-Tree 2019).

The Manager uses a database called PipeDrive to record all the crop information. The geo-location of the trees is recorded in the Company’s database. The Company confirms the location in Google Earth and adds location information to PipeDrive. Geo-location is accurate within 8 meters.

22

THE EMPRESS SPLENDOR TREE

Attributes of Empress Splendor Trees

Empress Splendor Trees are a member of the genus Paulownia, which is reported in the Guinness Book of World Records to be the fastest growing hardwood tree in the world. Characteristics of the tree include:

i.	Fast growing time: grows 10-20 feet in first year and 5-10 feet per year thereafter (depending on growing conditions)[2]

ii.	Timber varieties reach a height of 50–70 feet.

iii.	Non-invasive deep tri-tap root system[3]

iv.	Natural built-in fire retardant

“It is my opinion that Paulownia can be considered fire resistant. They are generally green leaved during peak fire season. The leaves do not contain volatile oils in the way Eucalyptus or Pinus species do. The sapwood is very moist. The bark is mostly smooth and thin and not highly fissured or containing dry fibrous material. I have burnt dry grass right up to the base of Paulownia without the trunk catching alight and the trees are not harmed by moderate grass fires. I suspect it would take a severe fire storm fueled by other more flammable vegetation nearby to cause a Paulownia plantation to burn.” - James Lawrence, Toad Gully Growers.

v.	Ready for harvest within 8-12 years (depending on climate)[4]

vi.	Will generate up to 7 harvests from a single root for a total of approximately 50-70 years of production.[5]

__________________

2 (See http://www.permaship.org/Home/permaculture-concepts/paulownia-overview; or http://toadgully.com.au/files/Indices%20of%20Paulownia%20Growth%20Characteristics.pdf)

3 http://toadgully.com.au/files/Data02.pdf

4 See http://www.permaship.org/Home/permaculture-concepts/paulownia-overview.

5 See http://www.permaship.org/Home/permaculture-concepts/paulownia-overview.

23

Empress Splendor Startlings

Empress Splendor Trees are grown from startlings. The Manager owns eighteen different genotypes of ES Startlings which are used exclusively for the Eco-Tree Programs. These genotypes have been researched over 20 years and have been selected for the timber quality, growth speed, and favorable carbon sequestration as compared with other trees. The ES Startlings are propagated in a sterile, laboratory environment and tissue cultures are shipped to nurseries to grow into small plants (up to 10 cm tall) before shipping to Farmers. The variety of ES Trees are chosen based on the temperature/rainfall/soil profile of where the ES Trees are planted.

The Manager works with localized nurseries in different regions to grow the ES Trees. This deliberate strategy of logistic diversification reduces risks and dependences. Additionally, working with localized nurseries reduces costs.

  The Empress Splendor Tree (from left to right): ES Startling at the nursery; 6 months after planting; At maturity.

24

Growing Zones and Planting Requirements

The Company plants Empress Splendor Trees in diverse geographical areas to mitigate risks associated with weather and disease.

The Manager has researched and tested various conditions to figure out the optimal growing conditions that will produce high quality lumber. ES Trees are planted a minimum of 20 feet apart and plantation locations are assessed on the basis of season temperatures, rainfall, elevation, soil type and the topography of the land.

Soil: Ideal conditions for planting are a free draining, sandy loam soil with direct sunlight. ES Trees do not grow well in bottomland or wet soil and it is recommended that the water table be deeper than 5 feet6. The ES Trees may require fertilizer depending on the local soil and climate.

Temperature: In North America, the recommended growing zones are 7-11 (see map below7). To see substantial growth, summer temperatures of 70°F (21°C) and above for at least 5-6 months are optimal. ES Trees can withstand a low temperature of 0°F (-17°C) to -10°F (-23°C) for a short period of time and high temperatures up to 120°F (49°C). The trunks can be wrapped to help protect the tree.

_____________

6 (http://toadgully.com.au/paulownia-information)

7 http://planthardiness.ars.usda.gov/PHZMWeb/

25

Irrigation: ES Trees may require irrigation in the first few years while they establish their root system. Irrigation requirements depend on the area of planting and are assessed before a Farmer is accepted into the Eco-Tree program. The Company is focusing its efforts on finding Farmers in zones with enough rainfall through the year to reduce irrigation demands. Farmers in drier areas (e.g. Texas) are expected to irrigate and Farmer-specific irrigation expectations are written into their contract.

Elevation: In areas closer to the equator, such as Costa Rica, higher elevations (3000 feet and higher) are required to ensure the seasonal changes required for optimal wood growth.

Pruning: To produce high quality lumber, ES Trees must be pruned regularly (at least annually) in the second, third and possibly fourth years.

26

Carbon Drawdown and Other Environmental Benefits

World Tree grows Empress trees in plantation and permaculture settings and harvests the trees in 8-12 years from planting. The trees regenerate after harvest, providing a long-term source of lumber without replanting.

Environmentally beneficial properties include:

•	Non-invasive, non-GMO, Earth-friendly
•	Regenerates after harvest without replanting
•	Protects old growth forests by growing trees as a timber crop
•	Revitalizes the soil
•	Intercrops well with other plants, improving overall harvest

Plantation based timber is widely recognized as a solution for reversing climate change and protecting forests8. The fast growth rate is fueled by extremely efficient carbon sequestration using C4 Photosynthesis9.

Scientific research and field data on carbon uptake in the ES Tree is sparse. In 2005, World Tree commissioned a study of the carbon sequestration of the ES Trees from Environment Resources Trust that showed carbon uptake of up to 103 metric tons of carbon dioxide per acre per year10. Because this study is over a decade old, World Tree has hired another third party research group, NatureBank, to study the carbon uptake of the ES Tree. Preliminary findings from this group (to be made available in a report expected October 2019) show carbon sequestration rates of 38-57 metric tons of carbon per year. These estimates compare favorably with other more commonly known trees which sequester between 2.2 and 9.5 metric tons per year.11

Due to the ES Trees’ ability to sequester carbon dioxide, it is a particularly well suited vehicle for offsetting the carbon that Unit Holders generate during the normal course of their lifetime.

The environmental benefits extend to the soil12. The large leaves absorb nitrogen from the air13, providing a natural fertilizer to the soil. Empress tree plantations will revitalize and regenerate impoverished land, allowing farmers to grow new crops in soils that have been depleted from over-farming.

World Tree produces Empress trees using methods that put the environment first. Many of our Farmers intercrop their ES Trees with other plants (especially coffee plants) and are encouraged to use organic farming practices. The Empress tree is gaining support in the permaculture community14 as a tree that grows well with other plants and restores the soil.

Unit Holders will receive a non-transferable Impact Certificate issued by the Company. The Impact Certificate will show the total anticipated impact of their investment and the entire investment for that season measured by carbon sequestration, soil restoration and number of Farmers supported.

_______________

8 http://www.drawdown.org/solutions/land-use/afforestation

9 http://worldtree.eco/files/PaulowniaDissertation.pdf

10 http://worldtree.eco/files/ERT-Carbon-Sequestration-Projection.pdf

11 http://www.fas.org/sgp/crs/misc/R40562.pdf

12 http://cdn.worldtree.eco/wp-content/uploads/20190417182049/agroforestry_gem_treeoflifejournal.pdf

13 http://designerecosystems.com/2014/09/10/best-nitrogen-fixing-tall-trees-for-temperate-climate/

14 Paulownia and Permaculture: http://www.ourochreway.com/permaculture-plants-for-the-homestead-paulownia/; Carbon Farming and intercropping: http://permaculturemag.org/2016/06/carbon-farming/; Permaculture, inter-cropping and soil regeneration: http://www.permaship.org/Home/permaculture-concepts/paulownia-overview

27

  Chief Operations Officer Dr. Cathy Key at an Empress Tree plantation in Costa Rica, where the trees are inter-cropped with coffee plants.

28

Invasive Properties and Other Environmental Concerns

Paulownia is native to China, and is considered an introduced species in North America15. However, the oldest fossils of Paulownia leaves have been found in Washington State, USA16. Dated at around 40,000 years before present, the leaves were positively identified by Dr. Charles J. Smily as Paulownia. He asserts that the tree became extinct in North America due to glaciation in the later ice ages. The tree was re-introduced to North America around 200 years ago by the Chinese.

There are many varieties of Paulownia, only one of which is considered invasive. Paulownia tomentosa is on the U.S. Government’s invasive species list17 although this is disputed by the American Paulownia Association18. The Company will not under any circumstance plant this variety of Paulownia. All other varieties of Paulownia are not invasive. The Company intends to grow primarily Paulownia fortunei, especially in the warmer climates, and is running trials with other varieties for cold tolerance.

The Rainforest Alliance is internationally recognized as a certification program for sustainable forestry and best practices for tree planting and agroforestry. It has chosen Paulownia as an ecologically sound tree for the purposes of reforestation and carbon sequestration19.

_______________

15 http://plants.usda.gov/core/profile?symbol=pato2

16 Smiley, Charles J. (February 1961). "A Record of Paulownia in the Tertiary of North America". American Journal of Botany. 48 (2): 175–179. doi:10.2307/2439100. JSTOR 2439100

17 http://www.invasivespeciesinfo.gov/plants/printree.shtml

18 http://worldtree.eco/files/Paulownia_noninvasive_APA.pdf

19 http://worldtree.eco/files/rainforest_alliance_.pdf

29

EMPRESS SPLENDOR LUMBER

About Empress Splendor Lumber

Characteristics of harvested ES Lumber include:

Blonde timber with a long straight grain, which air dries quickly with low shrinkage and does not easily warp, crack or deform.

Empress wood is about 2/3 the weight of the lightest commercial wood grown in the United States.

•	It is almost 1/3 the weight of oak (44 lbs. p/cubic ft.) and half the weight of pine (30 lbs. p/cubic ft.).
•	It has one of the highest strength/weight ratios of any wood.
•	Empress wood has been widely used in the orient for fine furniture, musical instruments, carvings and decorative finishes for over 1,000 years.
•	It can be peeled for veneer in 1/16 - 1/32-inch thickness.
•	Intricate patterns can be cut with a jig saw or band saw without splitting easily and has been a favorite for many carvers in the United States.
•	Furniture, doors and windows can be made with close tolerances.
•	All normal finishing materials can be applied and it bonds well with glue.
•	Air-drying takes as little as 30 days. Boards can be kiln dried at high temperatures in as little as a few weeks. Reported shrinkage from green to oven-dry is only 2.2% radial and 4.0% tangential. It remains stable during changes in humidity and experiences little shrinkage or expansion compared to most other woods.
•	It is highly durable and resists decay under non-ground contact conditions.
•	The wood is insect resistant, as well as more fire resistant due to the moisture content of the tree during growth.
•	Empress log homes are said to have twice the R factor as pine or oak logs and are a very good insulator.
•	This temperature resistance also serves to give the wood a high fire resistance.
•	Ignition temperature for Empress wood is approximately 420 - 430 degrees Celsius (other hardwoods ignite at 220-225 degrees Celsius).

30

Technical Specifications

Density:

Density @10% moisture content: 14.37 – 18.75 lbs./cuft

Density @ oven dried: 17.11 lbs./cuft

Chemical Composition:

Alpha-Cellulose content: 40.72%; 38.50%-41.46%

Pentosan: 24.78%; 20.56%-25.35%

Lignin content: 20.87%; 21.24%-24.28%

Leaves: ursolic acid, C30H4803; matteucinol, C18H1805 Xylem: Paulownium, C20H18O7@CH3OH; d-Sesamin

Bark: syringin, C17H24O9@H2O; Catapinoside

Bending & Compression Properties:

Modulus of rupture (mor): 5420-5740 psi

Modulus of elasticity (moe) x 10 to 6th: 0.735-0.758 psi Compression parallel to grain: 2800-3560 psi

Compression perpendicular to grain: 300-440 psi

Shear parallel to grain: 800-1150 psi

BTU (British thermal unit)

7600-8400 per pound

Hardness:

Janka Hardness Scale: 260-290

Shrinkage Coefficient (%)

Specific gravity: 0.251 - 0.274 (23 to 30% of the density of water) Specific gravity @ 10% MC: 0.265

Radial: 1.1 - 2.7

Tangential: 2.1 – 4.9

Green to Oven Dry: 5.9

Moisture Absorption:

(92% Relative Humidity @ 20 degrees C)

1-day; 2-day; maximum

12%; 15%; 19%

31

RETURN ON HARVEST: YIELD AND SELLING PRICE

Revenue from the Harvest is based on two factors:

1)	Board Feet of Lumber Produced:

The volume of ES Lumber produced is determined by the number of trees on the Land, the height, diameter and taper class of the trees. The volume is specifically calculated according to industry log scaling standards. The measured trees are scaled using the Doyle log scale20. The Doyle scale calculates log volume based on board feet of usable lumber in the tree.

The Doyle scale is used in the southern US. This scale actually underestimates the volume of wood in comparison to some other log scales. The Doyle log scale estimates the volume of wood per tree to be 300bf, compared with the Scribner Rule21 which calculates a yield of 324 bf and the International Rule22 anticipates a yield of 369 bf. Note that we log from private land and do not pay stumpage.

Based on 110 trees per harvested acre, the anticipated yield is:

Trees per acre:	110
Yield per tree:	300 bf
Yield per acre:	33,000 bf

A well-managed plantation will produce 33,000 board feet of ES Lumber per acre. A plantation that is destroyed would not produce any board feet of ES Lumber. Investors will receive returns based on all the plantations harvested as part of the 2019 crop.

2)	Selling Price Per Board Foot:

The second factor affecting return is the selling price of the lumber. In the current market, ES Lumber sells for between $3 and $14 USD per board foot depending on the quality of the ES Lumber. It is predictable that different plantations and different Farmers will produce ES Lumber of varying quality.

The Company’s research on pricing and the market is described in more detail below.

Related to price is the cost of the Harvest. It is common practice in forestry for the buyer to pay the cost of Harvest. However, better overall profits can be gained if the Company pays for its own Harvest and mills and dries the timber before sale. Recent experience suggests an average cost to Harvest of $2 per board foot. For more information on this see below.

_______________

20 Yield is based on the Doyle Rule (http://americanstavecompany.com/boardfootcalc.html) which is the most conservative of the log yield calculators.

21 http://www.spikevm.com/calculators/logging/scribner-decimal-rule.php

22 http://www.spikevm.com/calculators/logging/scribner-decimal-rule.php

32

Table: Calculation of return per acre

The table below shows potential returns based on the overall survival of the ES Trees at 75% and a blended pricing spread of $3 to $14. The table shows the revenues and expenses relating to the Harvest only. The costs of growing and maintaining the ES Trees are covered by the investment capital, as described in the Section titled “Use of Funds.”

Trees per acre	110
BF per tree	300
BF per acre	33,000
-25% loss	-8,250
Total avg. yield / acre	24,750

TOTAL REVENUE	$191,813
25% low grade @ $3 / BF	$18,563
50% medium grade @ $7/ BF	$86,625
25% high grade @ $14 / BF	$86,625

EXPENSES	$49,500
COST HARVEST @ $2 / BF	$49,500

PROFIT	$142,313
FARMER $	$71,157
INVESTOR $	$35,578
WORLD TREE $	$35,578

33

Effect of Tree Survival on Yield

In the return per acre calculations above, the Company has assumed a 75% survival rate of the ES Trees. The Company anticipates that over an average 10-year cycle that some ES Trees, and in some cases entire plantations, will not survive. Losses may be due to weather, disease, lack of due care by Farmers or breach of contract by the Farmer. The Company plants ES Trees in a variety of locations in order to spread the impact of these risks.

The trees are most vulnerable in the first two years. The Company holds a reserve of 30 trees per acre to replace losses in the first two years of planting. Farmers must report losses which are verified by the Farmer support team. Losses of more than 20% (or 22 trees per acre) are red-flagged for investigation and recommendations before replacement trees are sent.

In cases where a Farmer is unable or unwilling to care for the trees, the Manager has the right to take over and manage the plantation pursuant to the terms of the Crop Contracting Agreement. However, if the trees are too small or too weak, the expense of managing the trees may outweigh the benefits and the trees will be written off as losses.

A related company, World Tree COP Inc. (in Canada) is currently reporting approximately 25% losses for trees in its 2015 program (to be harvested in 2025). Losses were primarily due to the unreliable quality of the tree stock. Trees were supplied from an Australian vendor who sent roots that were of variable sizes. Some of the roots were extremely small and these trees had poor performance in the field. The Company and the Manager no longer work with this supplier.

The Company planted trees in 2017 and 2018 on behalf of its 2016 Series A members. The Company shares plantation sites with World Tree COP Inc., and the two companies planted a combined total of 46,750 ES Trees at 21 plantation locations. Survival of these trees is currently estimated at 87%. Issues were due to two factors: first, a delivery of the ES Startlings suffered considerable stress due to being too long in transit; and second, two of the Farmers were unwilling to do the necessary land management and weed control. After inspecting both farms the Manager recommended discontinuation of the program at these sites.

In response to the issues from these plantings, the Manager acquired its own gene stock and diversified the supply chain. The Company and the Manager now work with 6 regional nurseries and 3 propagation facilities. This increases control, lowers transit times, reduces costs and has resulted in greatly improved performance in the 2018 planting season. Although it is too early to assess overall survival, most Farmers are reporting survival rates above 90%.

In conclusion, the Company believes that 75% survival is a reasonable baseline target and that even better results are possible given recent improvements in tree stock and supply chain.

34

Table: Survival and its impact on returns

Survival (or in other words, board feet produced per acre) will also impact yields and hence returns. The below table shows potential profits per acre contingent on survival, based on a blended pricing model of between $3 and $14 per board foot.

For example:

The first revenue line ($25,575) from 3,300 BF/acre at 10% survival is calculated as follows:

Revenue is calculated by:

25% of the BF/acre (25% of 3,300 is 825) x $3.00/BF = $2,475

+ 50% of the BF/acre (50% of 3,300 is 1,650) x $7.00/BF = $11,550

+ 25% of the BF/acre (25% of 3,300 is 825) x $14.00/BF = $11,550

Total Projected Revenue of 3,300 BF = $25,575

SURVIVAL	BF / acre	REVENUE	COST	PROFIT	FARMER	INVESTOR	WORLD TREE
0%	0	0	0	0	0	0	0
10%	3300	$25,575	$6,600	$18,975	$9,488	$4,744	$4,744
20%	6600	$51,150	$13,200	$37,950	$18,975	$9,488	$9,488
30%	9900	$76,725	$19,800	$56,925	$28,463	$14,231	$14,231
40%	13200	$102,300	$26,400	$75,900	$37,950	$18,975	$18,975
50%	16500	$127,875	$33,000	$94,875	$47,438	$23,719	$23,719
60%	19800	$153,450	$39,600	$113,850	$56,925	$28,463	$28,463
70%	23100	$179,025	$46,200	$132,825	$66,413	$33,206	$33,206
80%	26400	$204,600	$52,800	$151,800	$75,900	$37,950	$37,950
90%	29700	$230,175	$59,400	$170,775	$85,388	$42,694	$42,694
100%	33000	$255,750	$66,000	$189,750	$94,875	$47,438	$47,438

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Additional example:

The final revenue line ($255,750) from 33,000 BF/acre at 100% survival is calculated as follows:

Revenue is calculated by:

25% of the BF/acre (25% of 33,000 is 8250) x $3.00/BF = $24,750

+ 50% of the BF/acre (50% of 33,000 is 16,500) x $7.00/BF = $115,500

+ 25% of the BF/acre (25% of 33,000 is 8250) x $14.00/BF = $115,500

Total Projected Revenue of 33,000 BF = $255,750

Harvesting the Lumber

The Company’s Manager, World Tree Technologies, Inc., harvested three (3) Empress Splendor plantations in Georgia and South Carolina between December 2018 and February 2019. This experience allowed the Company to develop detailed models of harvest costs, yields and anticipated revenues.

The costs of harvesting and lumber processing including warehousing, range from $1.50 to $2.20 per board foot. Before logging and saw-milling, all the costs of the operation are examined in a very detailed financial pro forma. The process starts with a timber cruise to determine the volume and grade of the lumber that can be cut from the trees. Many factors such as the location of plantation, distance to dry kilns, hauling cost, and availability of labor, among other factors, will impact the final costs. Third-party Harvest costs include:

•	Harvest Manager
•	Timber cruise and volume determination
•	Environmental permitting and fees
•	Property boundary demarcation
•	Road access development
•	Fire suppression
•	Logging and bucking
•	Milling
•	Kiln drying
•	Packing
•	Grading
•	Transport
•	Warehousing

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Each individual plantation is harvested to optimize yield and minimize costs.

Pictures from the harvest of former President Jimmy Carter’s Empress Splendor plantation in Plains, Georgia, managed by World Tree Technologies, Inc.

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Lumber Pricing

The prices used in our timber value assessment are derived from our lumber sales table. Our published pricing table (shown below) is based on current prices across the globe.

The current market for ES Lumber in North America is unestablished, due to the fact that this timber is rare and relatively unknown. By contrast, the market is well established in Asia.

Prices per board foot currently range from as low as $3 per board foot for rough lumber in small sizes up to $14 per board foot or more for finished lumber. Pricing depends on the quality and finish of the lumber. World Tree uses a proprietary 3 grade system, with different prices depending on whether the wood is sold rough or finished. Drying and planing of the wood increases the price.

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Our three grades are as follows:

a)	Low grade: Fabrication Chop/Reman stock with tight knots and some clear cuttings. $2-$5/bf.

b)	Mid-grade: Finish stock clear on one side with small knots and minor defects opposite side. Our current price for mid-grade lumber 2x4 starts at $7 and goes up to $9 per board foot as the lengths increase.

c)	Clear: Appearance stock no knots. $9 - $15/bf. Specialty grades and sizes for surf boards and musical instruments are the most expensive due their specific dimensions and grain requirements.

We anticipate that our horticultural methods will produce a higher-grade tree that has fewer knots and is much taller due to the correct spacing, coppicing and pruning methodologies.

Research on Pricing

In 2017, the Company purchased Empress Lumber from a US supplier, with prices ranging from $5.50 USD to $8.50 USD per board foot for air-dried, rough sawn ES Lumber. Kiln dried finished ES Lumber would be a higher price. The Company also approached the US Paulownia Association, the largest association of Paulownia lumber producers in North America and was unable to find quality lumber for less than $7.00 USD per board foot.

Australian company Paulownia Timber23 prices a 50 mm X 100 mm clear rough sawn board at USD $10.25 (AUD $14.30) per board foot. For the same board that has been dried and planed, the price increases to USD $13.05 (AUD $18.20).

Factors that affect board foot pricing include the use of the lumber and the grade. Grading relates to the number of defects in the wood. The width of the lumber also highly influences the price, with broad pieces (e.g. for musical instruments) bringing in significantly higher prices. Finally, the price is affected by whether the lumber is being sold on the stump or harvested and processed.

The prices of Chinese wood that can be viewed online are generally misleading. As part of its recent research into the current market, the Company approached a Chinese supplier and was quoted $6.50 per board foot (more than six times greater than the price advertised online).

___________

23 http://www.paulowniatimber.com.au/prices.php

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THE MARKET FOR EMPRESS SPLENDOR LUMBER

The Market

The average North American consumes the equivalent of a 100-foot tree every year and the United Nations predicts that demand for wood will increase by 40% by 2030 and double by 205024.

Statistics show a trend toward timber shortages and increased prices25. The industry predicts a surge in lumber prices in North America as supply struggles to keep up with demand. Exports to China are forecast to increase steadily to the end of the decade and beyond, as their supply gap widens.

Rapid growth in Asian economies such as China is one of the principal drivers of demand. ES Lumber has long been prized in Asia and is associated with wealth and prestige. In fact, the emblem of the tree has been the Prime Minister’s seal in Japan since the thirteenth century.

In the future, industrial wood is likely to come from plantation based timber as governments introduce environmental policies restricting the amount of old growth forests that can be used for wood production.

Empress Lumber is used for windows, doors, crown moldings, cabinets, furniture, spindles, surf boards, coffins and veneers. To date, the challenge has been that the North American market has only been developed as a “spot” market – that is, small quantities of wood have been sold into specific applications, not into large, repeatable market applications.

The Company’s Manager has previously brokered ES Lumber by working with small Paulownia plantation growers in Georgia, South Carolina, Maryland and several other states. The lumber was sold by our Manager for profit to retailers of surfboards, furniture, crown molding, doors, siding for the exterior of buildings, coffins and aircraft wing struts.

Additionally, our Manager contracted with Fender Guitars in 2010 to supply ES Lumber for the building of Telecaster and Stratocaster Guitars. Fender was pleased with the results of their prototypes and requested thousands of board feet to build more guitars and speaker boxes. Unfortunately, due to limited availability of ES Lumber, our Manager was unable to fulfill the demand at the time, though a relationship was created and has been maintained since.

_____________

24 Nasdaq Blog, Investment U

25 Report from the Logging and Sawmilling journal 2014 and Wood Markets Monthly International Report March 2014

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The Company believes with the establishment of the Eco-Tree Program that increasing amounts of ES Lumber will become available in the near future, making the ES Lumber potentially attractive on a commercial scale.

The Manager is actively growing the market, promoting the properties of ES Lumber and working with timber merchants who are looking for sustainable hardwood alternatives. Recent conversations include manufacturers of guitars, tiny homes, picture frames, window blinds, trailers, trade show supplies and sailboats. Conversations with prospective buyers have been positive and supportive, even though there has not been enough ES Lumber available to establish a robust presence in any of the markets explored.

Presently, the biggest hindrance to contract is lack of supply of ES Lumber and for that reason the Company is focused on securing that supply. From December 2018 through February 2019, our Manager harvested three plantations of mature Empress Splendor Trees in order to develop a supply of ES Lumber. This ES Lumber is currently stored in our Manager’s warehouse located in Plains, Georgia.

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Demand for Sustainably Grown Lumber

There is a continued high demand for hardwood, however it is challenging to find sources of hardwood timber that have not been taken from old growth forests26. The removal of hardwood trees from old growth forests (e.g. rain forests) is detrimental to the environment and has received a great deal of negative press.

The Company believes large companies in the lumber industry are looking for better hardwood solutions that will give them an edge over their competition. Lumber suppliers like Home Depot have reported they will focus on putting environmentally friendly timbers in their stores. The Eco-Tree Program is poised to fully exploit these trends in the lumber market, while providing an environmentally respectful plantation based timber.

If a restriction on old growth timber is implemented, the major lumber companies will be looking for an alternative. The Company will have acquired inside the Eco-Tree Program an extensive co-op of Farmers growing ES Trees in preparation of meeting the demand that is forecasted to arrive.

Another serious concern in today’s lumber industry is the issue of transportation costs that are drastically rising, causing some mills to close as the cost of business in remote regions is no longer profitable. Further benefits to the timber markets is that ES Trees are 40% lighter than other hardwoods, so transportation costs will be considerably lower.

The Company intends to focus on attracting a large ‘top ten’ lumber producer to align with the Company’s vision which will give it an edge in being a global supplier of a plantation hardwood timber. In the growing green economy where people are demanding action on global warming and climate change, it is highly desirable to be viewed as a company that is making a difference.

____________

26 An old-growth forest is a forest that has attained great age without significant disturbance and thereby exhibits unique ecological features and might be classified as a climax community.

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Current Market Segments

Furniture

The global furniture market size in 2017 was USD 540 billion and is predicted to rise to $750 billion by 2024. Wooden furniture accounts for an impressive 65% of this market share27.

According to Technavio analysts, concerns about global warming are driving a boom in eco-furniture with customers prepared to pay premium prices for earth-friendly wooden furniture28.

“The increasing adoption of eco-friendly furniture is one of the major trends being witnessed in the global wooden furniture market. Increasing concerns regarding global warming have led to the adoption of eco-friendly furniture… Though eco-friendly furniture is associated with premium prices, the demand for such furniture is increasing.”

“The growth of the real estate industry contributes to an increase in the number of office spaces, commercial complexes, and residential buildings. This leads to a high global demand for wooden furniture. The global increase in the number of single-person and two-person households has contributed to the increased number of home constructions. There exists a specifically high demand for portable and compact furniture.” - Technavio market report

__________

27 http://www.gminsights.com/industry-analysis/furniture-market; http://www.woodworkingnetwork.com/news/woodworking-industry-news/wood-furniture-dominates-global-market-60-percent-share

28 http://www.businesswire.com/news/home/20180608005809/en/Global-Wooden-Furniture-Market-2018-2022-Growth-Analysis

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Window blinds and shutters

Empress wood is a popular choice for window blinds and shutters due to its high strength to weight ratio and its resistance to rot or warping. As with furniture, sales of window blinds are anticipated to increase over the next decade in parallel with the growth of the housing market. The market, currently US $1788.7 million, is expected to reach US $2451.7 million by 202729.

Marine, surfboards and paddle boards

Light, strong, buoyant and highly water-resistant Empress wood is the ideal material for marine and water-based applications.

400,000 surfboards are sold every year for an estimated $5 billion. Wood surfboards and paddle boards are gaining popularity with environmentally conscious consumers. For example, BicSport offers lines of Paulownia paddle boards in their EarthSup range.[30]

Empress wood is also used for building canoes and framing the hulls of dinghies, yachts and other boats.

______________

29 http://www.persistencemarketresearch.com/market-research/window-blinds-market.asp

30 http://www.supearth.com/sup/en/

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Musical Instruments

Empress is a beautiful tonal wood and has been used in the Orient for hundreds of years to create stringed instruments. In 2010, Fender tested Empress versus 32 other woods, with a view to building a special range of guitars. The Empress beat all other woods due to its light weight and tonal qualities.

World Tree plans to partner this year with various manufacturers to produce a line of guitars produced from former President Jimmy Carter’s ES Lumber.

Veneers

Veneers are thin slices of wood (usually thinner than 3 mmm or 1/8th inch). Empress can be veneered to 1/32nd of an inch and can be used as a stand-alone product or glued onto panels (e.g. lower quality wood, particle board or fiber board) to produce flat panels.

Veneers are produced by either “peeling” the trunk of the tree or by slicing. Veneers can only be produced from high-quality knot-free wood and typically fetch the highest prices.

Other common applications

Crown molding & Coffins

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Home Construction / Finishings

Tiny homes

The increasing housing market and the trend towards natural, green products leads us to anticipate a growing demand for Empress Lumber. We have already discussed applications for furniture, window finishes and crown moldings.

Due to its light weight and high insulating qualities, designers of tiny homes are also seeing the potential of Empress Lumber as a finishing wood.

Empress Lumber as a finishing wood.

Green buildings

The use of Empress Splendor Lumber is not restricted to tiny homes. This eco-home combines concrete and paulownia to maximize insulation and provide a comfortable indoor temperature year-round.[31]

Paulownia was used internally to finish the walls and provide both beauty and insulation.

_______________

31 http://www.dezeen.com/2015/12/23/casa-golf-luciano-kruk-costa-esmeralda-argentina-board-marked-concrete-house/

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Award-winning Design

This beautiful home, completely finished in Empress Splendor wood, won the G-mark Japan good design award 2018 in the personal residence category and was short-listed for the 2018 World Architecture Awards32.

_____________

32 http://www.designboom.com/architecture/hinge-house-mio-tachibana-architects-tokyo-11-24-2018/

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Potential market segments

There are various competitor materials which ES Lumber could potentially replace.

Balsa: The most obvious competitor to Empress Splendor Lumber, balsa, is a very lightweight hardwood and a $200 million+ industry. It’s light weight and high insulating properties make it a commercially attractive material in the aerospace industry ($77 million per year). It is also used for wind turbines. However, balsa absorbs moisture and is susceptible to rotting.

Empress Lumber is almost as light as balsa, yet significantly stronger. It is also highly water resistant and stable. For these reasons, ES Lumber would be superior to balsa in almost every application.

Bamboo: In the early 1990s, the bamboo industry was non-existent. Today it is a $60 billion dollar industry with products ranging from clothing to plywood. Bamboo plywood is marketed as a sustainable alternative to other wood products - yet bamboo in reality is a fiber and not a timber. Processing is costly, time-consuming and dependent on a range of chemicals, glues and processes which are not necessarily good for the environment.

Empress Splendor is an attractive alternative to bamboo in plywood and other products for manufacturers looking to reduce costs and environmental impacts.

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Plastic: Plastic gained popularity initially because it is a light, strong and durable material. However, the environmental cost has been devastating, and companies and consumers are demanding more sustainable alternatives. For example, World Tree was approached by The Walt Disney Company to explore making wooden benches to replace their plastic benches.

Short, medium and long-term market approaches

The Company, in collaboration with the Manager, is actively growing the market, promoting the properties of ES Lumber and working with timber merchants who are looking for sustainable hardwood alternatives. Recent conversations include manufacturers of guitars, tiny homes, picture frames, window blinds, trailers and sailboats. Conversations have begun with larger potential buyers in Asia.

The Manager contracts with farmers having mature Empress Splendor trees to harvest and sell the trees in order to develop the market. Additionally, the Manager currently has over 100,000 board feet of ES Lumber stored in its warehouse that is being prepared for sale.

Short term:

Focus on boutique market products (i.e., musical instruments, surfboards, furniture) through relationships with retailers. Lumber will be taken to trade shows, featured in magazines and highlighted at specialized events. This will allow us to demonstrate the uses and market for the lumber across a wide variety of applications.

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Medium term:

Establish connections with larger lumber suppliers with an interest in tapping into the sustainable lumber market. Use in larger runs of doors, window blinds and veneers. Engage in research projects demonstrating the superior qualities of Empress when compared to other materials (e.g. bamboo, balsa and plastics).

Long term:

Establish Empress Lumber as a superior product to bamboo, balsa and/or plastic for producing a light, strong, and environmentally enriching building material for aerospace applications, boats, furniture, plywood and cross-laminated timber.

Previous ES Lumber Market Experience

In December 2018, the Manager harvested an ES Tree plantation in Plains, Georgia, belonging to former president Jimmy Carter. In January and February of 2019, the Manager harvested two additional plantations in South Carolina. Harvesting was fully under the Manager’s control, from initial survey of the trees, through to logging, bucking, clean-up, drying and saw milling. The resulting lumber is being stored in a warehouse in Georgia and will be available for sale as early as September 2019.

The Manager has previously been supplied with small orders of ES Lumber from independent small Paulownia plantation growers in Georgia, South Carolina, Maryland and several other states. This ES Lumber was sold by the Manager for profit to retailers of surfboards, furniture, crown molding, doors, siding for the exterior of buildings, coffins and aircraft wing struts.

The Manager contracted with Fender Guitars in 2010 to supply ES Lumber for the building of Telecaster and Stratocaster guitars. Fender was pleased with the results of their prototypes and requested thousands of board feet to build more guitars and speaker boxes. Unfortunately, due to the limited availability of ES Lumber at that time, the Manager was unable to fulfill the demand from Fender. In light of the Manager’s recent harvests and resulting stock of ES Lumber, the Manager is currently re-negotiating the sale of its lumber to Fender and negotiating with other buyers.

The Company believes that with the establishment of its Eco-Tree Program increasing amounts of ES Lumber will become available in the near future, making the lumber potentially attractive on a commercial scale.

The Company plans to have established a viable ES Lumber market before the first harvest inside of the Eco-Tree Program, which is anticipated in 2026. The Manager has created and is actively building a database of retailers who wish to buy ES Lumber. The Manager intends to use these ongoing relationships with retailers to leverage the Manager’s negotiations with lumber wholesalers to demonstrate the value of and demand for ES Lumber.

While marketing efforts are already underway the Company plans to ramp up marketing as the ES Trees mature.

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TREES AND FARMERS

Propagation and Planting

In 2017, the Manager and the Company reviewed all its propagation, shipping and delivery protocols. The majority of the trees planted were ‘bare roots’ ordered directly from World Tree Technologies, Inc. (our Manager) and shipped from Toad Gully suppliers in Australia. This was in keeping with previous planting methodologies.

ES Trees were delivered from Australia to the United States and Costa Rica. The Company experienced several issues with this process:

•	Import procedures, especially into Costa Rica, are convoluted, expensive and time-consuming.
•	Quality control was difficult and the Company found that approximately twenty percent (20%) of the bare roots that arrived were skinny and small. Farmers are reporting that the smaller roots perform less well than the larger ones.
•	Bare roots must be ordered 7-9 months in advance of planting, meaning the Company must estimate the number of ES Trees needed too far in advance to be practical.

The Company and the Manager decided to pursue alternative propagation methods to achieve the following goals:

•	Finding the most superior gene-stock for timber production
•	Reducing the costs per tree by using local providers where possible
•	Reducing import requirements by shipping trees ‘in vitro’ and using local nurseries
•	Reducing transportation shock to the ES Startlings by using local providers

Dr. Cathy Key at the Propagation facility in Kelowna, BC.

51

Our Manager, World Tree Technologies, Inc., acquired the exclusive propagation rights to eighteen (18) premium timber genotypes, many of which have been researched and monitored for 20+ years. In addition, our Manager acquired propagation rights to the two genotypes used by the Toad Gully nursery. This total of twenty (20) genotypes provides considerable quality, genetic diversity and the ability to plant in a variety of climate zones.

World Tree Technologies, Inc. is propagating these varieties through a laboratory facility in Kelowna, BC, Canada. This facility has the ability to propagate hundreds of thousands of ES Trees in relatively short timeframes.

The Manager hired two nurseries in Costa Rica to grow out the ES Trees. This means that we no longer need to import trees to Costa Rica. This reduces our costs considerably, and provides more flexibility for the Farmers in Costa Rica.

The Manager has hired a nursery in the United States called the Southern Growers to grow out the ES Trees for U.S. Farmers.

Canadian Famers will be supplied directly from the Kelowna lab and/or a nursery on Vancouver Island, BC.

The Manager has hired a nursery and propagation facility in Guatemala to grow out the ES Trees in that region.

Each of these changes have increased quality and decreased costs.

Trees waiting to be shipped to farmers, at the nursery in Alabama.

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FARMERS

The Manager, World Tree Technologies, Inc., has developed extensive relationships with Farmers across the United States, Canada, Costa Rica and Guatemala.

Currently, the Manager is working with close to 100 Farmers, managing approximately 1900 acres on behalf of the Company and World Tree COP Inc. The map below shows plantation locations (excluding Guatemala).

The Company’s anticipated planting areas for the ES Trees underlying the Series A 2019 Eco-Tree Units are Southern United States, Costa Rica and Guatemala. The Company currently has 111 farmers that have expressed interest in planting in the United States and over the next three months the Company will be reviewing land locations, meeting interested farmers and signing contracts. The Company will also be marketing to farmers in various publications and events from September 2019 onwards.

The Company has had verbal commitments in Costa Rica for 85,000 trees and is currently negotiating contracts and reviewing target planting areas. Additionally, the Company has hired an agronomist in Costa Rica to begin work September 2, 2019 to assist in expanding its farmer outreach in Costa Rica.

The Company has verbal commitments in Guatemala for at least 50,000 trees. The Company is currently reviewing protocols and supply in Guatemala to ensure it can provide enough trees to meet the demand in this area.

Other potential planting sites are Canada, Mexico and Columbia – these are areas the Company is currently researching and will be doing due diligence on over the next three months.

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Farmers are selected using the following criteria:

i.	Suitable geographical location, including hardiness zone, rainfall, soil type, temperature and rainfall. While hardiness zone gives a first initial indication as to whether the Land will be suitable, more detailed mapping is required to firmly establish suitability.

ii.	Geo-location. Farmers provide their geo-coordinates to assess suitability. The geo-location is checked in a GIS system that has up-to-date information on the environmental and climatic factors. A view is also taken from Google Earth to examine the boundaries of the Land.

iii.	Interview. The Manager interviews the Farmer regarding the proposed Lands, checking on its observations and asking questions about the incidence of tornados, browsing deer or other wildlife, winter temperatures and other factors that might affect the ES Trees.

iv.	The Manager visits a selection of Farmers pre-planting to compare interview and reporting to the actual reality of their Lands.

In the United States and Canada, Lands must not be more than 2,200 feet above sea level. In Costa Rica and Guatemala, the Lands should be at least 3,000 feet above sea level. These different requirements relate to day length and seasonal temperature variation.

Each Farmer must be able to enter into a Crop Contracting Agreement with the Manager for at least 10 years.

The full Crop Contracting Agreement is available for inspection upon request. The following are the key terms of the Crop Contracting Agreement:

i.	The Farmer shall be responsible for planting, pruning, fertilizing and watering of the ES Trees until harvest of the ES Trees which shall occur between the 8th and 12th year after the planting of the ES Trees by the Farmer.

ii.	The Farmer shall provide the Manager with semi-annual reports with respect to the condition of the ES Trees and grant the Manager access to the Lands to conduct annual inspections of the ES Trees.

iii.	The Farmer shall not sell or remove any of the ES Trees from the Lands.

iv.	The Farmer shall grant the Manager the right for the Manager to record Manager’s interest in the ES Trees in the appropriate real estate property records for the jurisdiction in which the Lands are located.

v.	The Farmer will provide the Manager timely notice in the event that the Farmer sells, leases or otherwise conveys the Lands and will be obligated as part of any such conveyance to obtain written agreement from the transferee to be bound by the terms of the Crop Contracting Agreement.

vi.	The Farmer will grant the Manager access to the Lands to take videos or pictures of the ES Trees.

vii.	The Farmer shall provide the Manager with written notice in timely manner if there are any issues or concerns relating to the health of the ES Trees.

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viii.	The Farmer shall grant the Manager access to the Lands to care for the ES Trees in the event that the Farmer refuses or neglects to do so.

ix.	The Farmer will be responsible for paying for any costs or expenses related to the care of the ES Trees.

x.	The Farmer will grant the Manager and/or its agents access to the Lands for purposes of harvesting and removing the ES Trees from the Lands.

The Manager has the resources and expertise to train the Farmers on how to grow the ES Trees. This includes pruning instructions and a grower’s guide for each year. The Manager calls the Farmers at least twice per year to review the health of their ES Trees and has dedicated staff to answer emails and calls from Farmers.

The Farmer website, grower’s guide and pruning instructions are translated into Spanish for the benefit of the Farmers in Central America.

The Manager visits the Farmers annually until the Manager is satisfied with the health and status of the ES Trees and the ability of the Farmer to follow the guidelines and protocols set forth in the Crop Contracting Agreement.

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United States

The southern United States is an ideal location for growing ES Trees. Currently the Company has ES Trees planted in various states including Texas, Florida, Georgia, Mississippi and Alabama. Additionally, there are other Farmers in the U.S. engaged in small trial programs. The Manager has visited all plantation locations.

The Company currently has 59 US farmers in its database who are interested in contracting with the Manager to plant ES Trees as part of the Company’s Eco-Tree Program in 2020. The Company uses focused, targeted marketing to farmers in ideal growing regions to stimulate interest in the Eco-Tree Program.

The Company has engaged in sophisticated GIS mapping of the whole region, connecting with the USDA climate and soils database for the most current data33. This has allowed the Company to target very specific areas, right down to the farm boundary, and get the addresses of the ideal farmers.

The Company has experienced a significant upswing of interest from farmers in the Southern United States. We attribute this to positive word-of-mouth, targeted advertising and a more hands-on approach to visiting and meeting prospective farmers.

Farmers with trees, three months after planting in Kentucky.

______________

33 http://www.nrcs.usda.gov/wps/portal/nrcs/detail/soils/survey/?cid=nrcs142p2_053627

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Canada

In 2017, the Company planted its first trees in Nanaimo, BC, Canada. The ES Trees have performed extremely well and have attracted considerable local interest. The Company now has three (3) Farmers in British Columbia and is interested in expanding its presence in this region.

Central America

The Empress Splendor tree intercrops extremely well with coffee plants, the primary crop of many Central American countries.

The Manager explored various parts of Costa Rica and identified excellent growing conditions in the mountains of central Costa Rica, especially in the coffee-growing areas. ES Trees provide additional benefits for coffee farmers who need shade for their coffee plants. The ES Trees, due to their fast growth and deep root system, provide cover for the coffee plants without competing with them for nutrition.

The coffee farmers have high quality soil, well managed plantations and a year-round staff that work the Lands.

Wendy Burton with Mariana Alfaro, our Costa Rica Manager, with a 12-month-old tree.

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The Manager has active Farmers in 30 separate locations in Costa Rica and a regional manager (from its Farmer support team) in Costa Rica that oversees the Farmers and ES Trees. Additionally, a senior member of the Management team visits the Farmers every year.

One issue for some, but not all, Costa Rican Farmers have been leaf-cutter ants. The Manager hired a local expert to review this situation and has developed a new set of procedures and guides for the Farmers on how to deal with this situation if it develops.

The Manager is working with three nurseries in Costa Rica to propagate and supply ES Trees in this region. In addition, the Manager is working with a local businessman, Carlos Monteros, to reach and support larger scale plantation owners. Mr. Monteros, through his company, is providing planting, care and support to those Farmers for a cost to the Manager of eighteen cents ($0.18) per tree and a share in the gross profits upon Harvest.

All the Company’s growers’ guides, manuals and website material have been translated into Spanish.

Guatemala

Due to the success of the program in Costa Rica, the Company is expanding its planting to other parts of Central America. In 2019, the Manager will plant between 25,000 and 50,000 trees in Guatemala via a partnership with a Guatemalan group, Luys. Luys is managing farmer recruitment and support and has a propagation facility in Quetzaltenango. The Manager will be visiting the Guatemalan planting sites and facility in June 2019.

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OBJECTIVES

Short Term Objectives

The short-term objective of the Company is to raise up to $10,000,000 pursuant to this Offering, which will be used by the Company to acquire ES Startlings, pay for the ongoing expenses of managing the Eco-Tree Program, harvesting the ES Trees and brokering the ES Lumber for the benefit of the Company, its Manager and its Investors.

Long Term Objectives

The following are the major events that are expected to occur with respect to the business of the Company:

i.	March - September 2019: Planting of ES Trees for Series A 2018 COP Unit Holders.

ii.	March – September 2019: Farm inspections.

iii.	September 2019: Initial order of ES Trees for Series A 2019 Eco-Tree Unit Holders, based on 110 ES Trees per 2000 Series A 2019 Eco-Tree Units issued.

iv.	August 2019-April 2020: The Manager will secure contracts with Farmers.

v.	October 2019 - March 2020: Advertise for Farmers in various publications, such as Acres Magazine, Alabama Cooperative Farming News, rural farmer networks, social media and direct mail, as required.

vi.	March - April 2020: Participating Farmers will receive the grower’s guide & pruning instructions, and support calls to prepare the Farmers for the growing season.

vii.	November 2019-March 2020: In vitro plants shipped to various locations as required for grow out by the local nurseries.

viii.	Ongoing: Farmers receive calls from the Farmer support team and must complete follow-up questionnaires.

ix.	December 2019: Finalize ES Tree numbers for 2020 planting based on the number of Series A 2019 Eco-Tree Units issued/expected to be issued and secure contracts with Farmers.

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Insufficient Funds

The proceeds of the Offering may not be sufficient to accomplish all the Company’s proposed objectives, and there is no assurance that alternative financing will be available.

Material Agreements

The Company is managed by World Tree Technologies, Inc., pursuant to the terms of the Company’s Operating Agreement, which is filed as Exhibit 1A-3 to this Offering Circular.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the accompanying audited financial statements and related notes included elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectation, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections titled “Risk Factors” and “Note Regarding Forward-Looking Statements”, and elsewhere in this Offering Circular.

Executive Overview and Outlook

World Tree USA, LLC was organized as a limited liability company in Nevada in June 2015. World Tree USA, LLC seeks to restore the Earth’s natural ecology, creating a legacy for future generations in a way that is environmentally and economically sustainable. To this end, the Company is focused on promoting, planting and harvesting the Empress Splendor tree through its Eco-Tree Program.

The Company follows a closely defined business strategy to develop and increase global geographic diversification to reduce the Company’s exposure to business and other risks.

2018 Eco-Tree Program (formerly called Carbon Offset Program)

In 2018, the Company raised a total of $174,294 in exchange for the issuance of 225,296 Series A 2018 COP Units.

Additionally, the Company issued 15,000 Series A 2018 COP Units in lieu of paying cash for services rendered.

One hundred twenty-one (121) acres of ES Trees were planted for Series A 2018 COP Unit Holders. These ES Trees are targeted to be harvested as early as 2028.

In September 2018, the Company launched its first Regulation Crowdfunding offering on the WeFunder platform. The Company closed its Regulation Crowdfunding offering on April 3, 2019, raising a total of $993,628 from (414) investors.

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Results of Operations

To date, the Company has not had any revenues. The Company expects to harvest its first plantation inside of the Eco-Tree Program in 2025.

The following table shows the results of operations for the year ended 2018 compared to the year ended 2017.

	2018	2017
Revenue:	$-	$-

Operating Expenses:
Professional fees	$44,952	$524
Sales and marketing	$22,150	$-
Management fees	$7,778	$4,700
Other general and administrative fees	$3,494	$1,962
Total Operating Expenses	$78,374	$7,186
Net loss	$(78,374)	$(7,186)

Operating Expenses

Operating expenses were $78,374 for the year ended December 31, 2018 compared to $7,186 for the year ended December 31, 2017, The increase in operating expenses of $71,188 is primarily attributed to an increase in legal and accounting expenses relating to our offerings.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2018, compared to December 31, 2017:

	December 31, 2018	December 31, 2017	Increase (Decrease)
Current Assets	$168,711	$58,398	$110,313
Current Liabilities	$18,653	-	$18,653
Working Capital	$150,058	$58,398	$91,660

At December 31, 2018, we had a working capital surplus of $150,058 as compared to working capital of $58,398 at December 31, 2017, an increase of $91,660. The increase in working capital is primarily attributable to the sale of Series A membership units.

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Summary Cash flows for the year ended December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Net cash used in operating activities	$(49,721)	$(7,714)
Net cash provided by (used in) investing activities	$15,804	$(24,682)
Net cash provided by financing activities	$174,294	$23,000

The Company expects cash flow from operations and financing activities will be sufficient to meet foreseeable business operating and recurring cash needs.

Cash Flows from Operating Activities

Net cash used in operating activities was ($49,721) for the year ended December 31, 2018, compared to net cash used in operating activities of ($7,714) for the year ended December 31, 2017.

Cash Flows from Investing Activities

Net cash provided by investing activities was $15,804 compared to net cash used in investing activities of ($24,682) during the same period in fiscal year 2017. Net cash used in investing activities was primarily comprised of deposits and purchase of biological assets.

Cash Flows from Financing Activities

For the year ended December 31, 2018, net cash provided by financing activities was $174,294 compared to net cash provided by financing activities of $23,000 during the same period in fiscal year 2017.

The funds provided by financing activities in 2018 was primarily comprised of proceeds of sale of membership units less costs to sell. Additionally, the Company did not make an offering of Series A Units in 2017.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet financing.

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Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Managing Foreign Currency, Interest Rate, Commodity Price and Credit Risk Exposure

The Company is at a low risk for currency fluctuations as it deals in United States currency only. Additionally, commodity price fluctuations are a low risk to the Company due to the Company’s contract with its Manager, World Tree Technologies, Inc.

Critical Accounting Policies and Use of Estimates

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash Equivalents

Cash and cash equivalents consist of cash on hand.

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Fair Value of Financial Instruments

All financial instruments are initially measured at fair value. Financial assets and financial liabilities are measured subsequently based on their classification.

Financial assets are classified as either fair value through profit or loss, loans and receivables, held to maturity, or available for sale. Financial liabilities are classified as fair value through profit or loss, or other financial liabilities. Financial assets or liabilities at fair value through profit or loss include instruments classified as held-for-trading or designated upon initial recognition at fair value through profit or loss. Financial assets or liabilities at fair value through profit or loss are measured at fair value with all gains and losses included in net income in the period in which they arise. Available for sale financial assets are measured at fair value with gains and losses, net of tax, included in other comprehensive income until the instruments are derecognized or impaired, at which time the gains or losses are recorded in net income. Loans and receivables, held-to-maturity investments and other financial liabilities are measured at amortized cost using the effective interest method.

Financial assets, other than those measured at fair value through profit or loss, are assessed for indicators of impairment at each reporting date. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the asset have been impacted. For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the financial asset’s original effective interest rate.

ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The three levels of valuation hierarchy are defined as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;

•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;

•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Biological Assets

Biological assets consist of trees managed for future timber sales. Biological Assets contains the assumption that the fair value of biological assets can be measured reliably. This assumption can be rebutted at the early stage of an asset’s life and when fair value is not reliably determined. The trees have had little biological transformation since the initial costs were incurred and therefore cost approximates fair value. The cost of trees consists of the purchase price plus costs incurred to bring the trees to the current location and condition. Costs relating to ongoing management of the trees are expensed as farmer support costs as they are incurred.

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The trees are recognized as biological assets when they are received the Company’s farmers. As at December 31, 2018 and 2017, 14,000 and 6,700 trees represented a cost of $39,742 and $20,482, respectively.

As of December 31, 2018, the Company and WTT are obligated to plant 1,653 ES Trees and 3,889 ES Trees related to monies raised under the 2016 and 2018 offerings, respectively.

As of April 2019, the Company has planted the above mentioned 1,653 ES Trees and 3,889 ES Trees related to monies raised under the 2016 and 2018 offerings, respectively.

Provisions and Contingent Liability Provisions

Provisions and contingent liability provisions are recognized when there is a present legal or constructive obligation arising as a result of a past event for which it is probable that an outflow of economic benefits will be required to settle the obligation and where a reliable estimate can be made of the amount of the obligation. Timing or exact amount of the outflow may still be uncertain. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available, including the risks and uncertainties associated with the present obligation. Provisions are discounted to their present values, where the time value of money is material.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the possibility of outflow of resources is remote.

Deferred Offering Costs

Costs associated with the offering of shares are capitalized as other assets. Upon successful issuance, these costs will reduce additional-paid-in capital, or if unsuccessful, recognized as general and administrative expense.

Income Taxes

The Company is taxed as a Limited Liability Company. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company will pay state income taxes at reduced rates. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since inception. The Company currently is not under examination by any tax authority.

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MANAGEMENT TEAM

NAME	POSITION*	AGE	TERM OF OFFICE	APPROXIMATE HOURS PER WEEK FOR PART TIME EMPLOYEES
World Tree Technologies, Inc.*	Manager		June 2015
Wendy Burton***	Manager’s President/CEO/Director	57	June 2015
Dr. Catherine Key**	Manager’s COO/CFO/Director	50	Jan 2016
Angela Nauta***	Manager’s CIO/Director	58	June 2015
Leslie Bolton (Madhu)**	Manager’s Marketing Director/Director	67	Jan 2016
Andrea Perry	Manager’s General Manager	54	June 2015
Shelly Befumo	Manager’s Secretary	42	June 2018	5

* The Company is managed by World Tree Technologies, Inc., (the “Manager”). Each of the Manager’s Directors and Officers perform services for the issuer consistent with the titles and positions listed in the above table.

** Dr. Catherine Key and Leslie Bolton are husband and wife.

*** Wendy Burton and Angela Nauta are siblings.

Wendy Burton

Wendy Burton, the Founder, Chairman, and CEO, of World Tree Technologies, Inc. has over 24 years of experience with the Empress Splendor tree. Wendy is a self-professed tree-hugging entrepreneur who cares deeply for our Planet Earth. She has been the motivating force behind the regeneration of our climate’s condition, and the protection of our old growth forests through the planting of Empress Splendor trees since she founded World Tree.

Wendy founded World Tree Technologies, Inc. in 2002, and during the first 5 years of operations, Ms. Burton traveled to Brazil, Paraguay, Australia, New Zealand and various locations in the US in order to expand her knowledge in how to successfully grow and manage the Empress Splendor tree. Wendy has met and worked with many of the experts in the field, including agronomist Alex Jay, who is now an advisor to World Tree.

While visiting Brazil, she witnessed first-hand the destruction of the Amazon rainforest which reinforced her decision to move to a plantation based timber in an effort to stop the destruction of the rainforest and old growth timber on a global scale.

Wendy’s expertise in this field includes hands-on experience, having manually planted over 6,000 trees in Arizona. She also had acquired a property in Georgia with a total of 841 acres of two-year-old Empress Splendor trees. She managed, grew, pruned, fertilized and cared for them developing many of World Tree’s best growing practices throughout the process.

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Having a strong background in the initial planning and planting of the trees’ growth cycle Wendy took it upon herself to further develop her education. Wendy then acquired a lease option purchase of 47 acres in Georgia of 10-year-old Empress Splendor trees where she gained the valuable experience of harvesting a full plantation, on-site milling, kiln-drying and sale of the lumber. Shortly thereafter, she landed her first contract with Fender guitars, who were amazed with the quality of the wood, and they began development on a line of telecaster and stratocaster guitars.

Through Wendy’s unflappable efforts she became an integral figure throughout the industry and was affectionately deemed the name, “Treelady” from her clients and colleagues. The story of the Empress Splendor began to spread, and eventually caught attention of Morley Safer of ‘60 Minutes’10. His company, The American Environmental Review, did a short documentary on World Tree. Both Wendy and the Empress Splendor tree were also featured on Oprah (as an audience member) and Connie Selleca’s ‘Family and Home’. Many celebrities of note have since acquired trees for their own properties including Oprah, Maria Shriver, Dolly Parton, and Wayne Newton. In 2018 Wendy initiated the very first “Presidential Harvest”, having connected with President Jimmy Carter and reaching an agreement to harvest his Empress Splendor plantation in Plains, Georgia. She has since acquired World Tree’s first lumber warehouse and along with her support team has begun the marketing and sale of Empress Splendor lumber.

The Treelady has spent much of her professional career in marketing and sales producing outstanding results with proven leadership skills. Prior to the inception of World Tree, Wendy was the Vice President of Corporate Communications for National Scientific Inc.11 and was solely in charge of investor relations and press releases. Wendy’s dynamic vision and unassuming charisma were instrumental in the company’s unprecedented performance during her tenure. Prior to National Scientific, Wendy served at both Intercell Corporation and Halo Gaming Corp., each of which saw positive performance throughout her employment. She has been responsible for producing successful results working in the investor relations field, which has included IPOs, private placements and seed capital ventures.

Wendy is an advocate and dedicated spokeswoman for the change we all want to see in the world. She is Canadian born, but lived in Scottsdale, Arizona for 17 years when she first started World Tree. She is the proud mother of two grown children, Curtis and Nicholas (both of whom currently work for World Tree) and Grandmother (“Nani”) to two wonderful boys who are excited to grow up planting trees in order to save the world - just like the Treelady.

Dr. Catherine Key

Dr. Catherine Key has been the source-person in creating the Eco-Tree Program. She is responsible for the creation of the business structure, legal framework, marketing and presentation materials. Dr. Key works in direct partnership with Wendy Burton and oversees the Farmer support team, management team, investment team, legal counsel and accounting.

Dr. Key has presented World Tree to Canadian and US audiences on the stage of conferences that in include the Social Finance Forum and Sustainatopia, as well as investment groups in cities including Toronto, Vancouver, Los Angeles and Atlanta.

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With a PhD in Anthropology, specializing in the economics of cooperation, Dr. Key brings a diverse skill-set to the table. She has over 17 years’ experience in business development, marketing and sales and has worked with organizations that include Telus, McGill University, Johnson and Johnson, University of Illinois and the University of British Columbia.

Dr. Key started her professional life as a lecturer in Anthropology at University College London (UCL). Her research was regularly published and she was one of the first scientists to visit South Africa at the end of Apartheid in 1992. During her ten years at UCL she created and pioneered the use of online educational software. This resulted in her being head-hunted by a Canadian company to help them oversee the roll-out of their multi-million-dollar operation.

Dr. Key moved to Canada in 2001 and ended up starting her own, award-winning software business selling an e-commerce platform called “Conference Company”. Starting from almost nothing, this grew into a successful company, with a global customer base. Dr. Key was highly involved with every level of operations including sales, marketing, customer support, budgeting and relationship building.

In 2013 Dr. Key sold her software business to become advisor to companies committed to making a significant environmental, community and financial impact. Under her guidance and leadership, the Company created the Eco-Tree Program.

Dr. Key has a declared commitment to making a real difference for people and the planet. For seven years she led programs for one of the largest organizations in the personal and professional development industry, Landmark Worldwide.

Angela Nauta

Angela Nauta has been involved with World Tree since its early beginnings in 2002. Throughout the company’s progression, she was a driving force behind World Tree’s environmental evolution and was instrumental in the development of its flagship product; the Eco-Tree Program. As World Tree’s Chief Investment Officer, she has presented the program to audiences across Canada and the US and through her knowledge has built strong relationships with exempt market dealers, financial advisors and crowdfunding platforms along the way.

Angela owns a 69-acre farm and in 2016 became a farmer inside if the Eco-Tree Program, managing a plantation of 1,400 Empress trees. Through her own experience of handling Empress Splendor trees, Angela has been a consistent support to our farmers and our Farmer Support team inside of World Tree. She has worked with many farmers in locations all over the world from Vancouver Island, Southern United States, and as far as Costa Rica.

Angela is a board member of the American Paulownia Association, a membership-based association focused on the best methodologies and procedures for the growth of Paulownia.

Angela’s background includes a certification in clinical therapy and she previously worked as a conflict resolutions support worker, mediator and consultant. Angela’s way with people is what truly makes her special to the World Tree team. She has provided education, knowledge and training to the World Tree staff while managing the Investor Support Team. Her versatility has enabled her to support several departments through client communications, shareholder conversations, farmer support, sales and more.

Angela also specializes in investments outside of World Tree as a financial advocate and coach with expertise in exempt markets, lending and real estate investing. Her other businesses include Lewauta Landholdings Inc. and Hearthstone Enterprises Inc. Her love for people, her passion, and her genuine concern for the environment are what endear her to our investors and client base.

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Angela is Wendy’s sister. She currently resides on Vancouver Island, British Columbia, Canada and is the proud Mother of four wonderful grown children and “Nana” to three beautiful granddaughters.

Leslie Bolton (Madhu)

Madhu Bolton has over 30 years’ experience in design, marketing, communications and technology. He has been responsible for all of World Tree Technologies’ marketing for the last four years including the website, brochures, grower’s guides and promotional materials.

With a track record that spans over four decades, Madhu began his career as a typographic designer working for some of the world’s top advertising agencies in London, England. For over 10 years he worked on World Series accounts including Rolex, Remy Martin, General Motors, Time-Life Books and Readers Digest.

In 1981, Madhu moved to the United States where he served as Creative Director for the SYDA Foundation, an international organization that promotes the benefits of meditation and mindfulness. During his tenure at SYDA he was responsible for the early adoption of desktop publishing and the transition of their magazine production from outsourced to in-house, a bold move that reduced production costs by over 50%.

In 1993, Madhu founded his first company, Bolton Associates, where he created a direct-to-digital manuscript processing system for the State University of New York Press. SUNY Press was the first University Press in the United States to adopt this approach, cutting publishing costs by over 30%.

During that time, he also began working on the newly created World Wide Web and became one of the first professional website developers in the world.

Returning to London in 1997, he founded Eyecue Solutions. In association with the Royal London Society for the Blind, Eyecue created ‘Vita’ the world’s first online teaching and learning system that was fully accessible to the blind. In 2000, Vita won the prestigious National Information Society Millennium Award for Excellence in Design, presented at the House of Lords in London. The Vita project and another online learning project with University College London brought Madhu to the attention of Canadian company, Education Online. They hired Madhu and his partner Dr. Cathy Key to consult for them, resulting in a move to Canada in 2001.

Since 2001, Madhu has helped found and create several online software companies. He developed an online application called ‘Conference Manager’ that is used by universities to manage academic conferences. He was the interface designer and creative director for MyArtChannel where, together with a team of 25 developers, he created a social platform for artists to share and sell their work. After these decades of experience in building and marketing companies, in 2013 Madhu formed Melting Point Media, which provides business and marketing consulting to green businesses. It was in this context that Madhu was introduced to World Tree and collaborated in the creation of the Eco-Tree Program. He was so convinced by the merits of the program that he has become a permanent member of the World Tree management team.

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Andrea Perry

Andrea Perry has been with World Tree since October 2007 and supports every aspect of the business. Ms. Perry is instrumental in the implementation of policies, practices and procedures that provide valuable structures to the success of World Tree’s day to day operations.

Ms. Perry works closely with each staff member including direct support to the President, COO, Chief Investments Officer, Secretary, nursery, sales team, farmer support team, accountants, tech support, shareholders and the Board of Directors. She provides a smooth transition of operations between several staff locations and is the hub of each department.

Shelly Befumo

Shelly Befumo is the Corporate Secretary for World Tree. Shelly is a principal in the consulting firm Corporate Integrity Solutions, LLC and a non-lawyer partner in the law firm of Befumo & Schaeffer, PLLC. She is former Controller of several professional organizations in the Washington, DC metro area, and former lead accountant and Financial Operations Principal for a registered broker dealer. Shelly has been a trusted financial advisor and business & legal consultant to numerous small to medium sized businesses with success in financial and risk management.

Since early 2018, Shelly provides World Tree with general business consulting and corporate compliance. As Corporate Secretary, Shelly maintains the Company’s registry of Unit Holders and communicates with the Company’s Unit Holders from time to time, among other responsibilities.

Legal Proceedings Disclaimer

To the best of our knowledge, none of our management team (including the Manager, and the Manager’s officers, directors, and significant employees), during the past five years, has been involved in any legal proceeding of the type required to be disclosed under applicable SEC rules, including:

(1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or

(2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

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COMPENSATION OF MANAGERS AND EXECUTIVE OFFICERS

(a) The following table shows the annual compensation of each of the three highest paid persons who were executive officers or directors during the issuer’s last completed fiscal year.

Name	Capacity in which compensation was received (e.g., Chief Executive Officer, Director, etc)	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Wendy Burton[1]	Director	$100,590	$100[3]	$100,690
Cathy Key[2]	Director	$75,519	-	$75,519
Leslie Bolton[2]	Director	$62,933	-	$62,933

____________

1 Salaries are paid by the Manager, World Tree Technologies, Inc.

2 Salaries are paid by World Tree COP Inc., a related party.

3 One million (1,000,000) common shares of World Tree Technologies, Inc., issued at $0.0001 per share (par value).

(b) The issuer has 4 persons acting in the role of director. The aggregate annual compensation of the these directors as a group for the issuer’s last completed fiscal year was $302,075.

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SECURITY OWNERSHIP OF MANAGEMENT

The table below discloses all beneficial owners of more than 10% of any class of the Company’s voting securities.

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable(2)	Percent of class(3)
Voting Series B Units	World Tree Technologies, Inc. 550 West Baseline Rd., Suite 102-199 Mesa, AZ 85210	10,000 Units Capital contribution		100%

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DESCRIPTION OF THE UNITS

Terms of the Offering

A description of the material terms of the Units being offered include:

(a)	Identifying Name: the Units being offered by the Company are: Series A 2019 Eco-Tree Units.

Identifying Name of Series	Investment Period
Series A 2019 Eco-Tree Units	Approximate 10-year investment period

(b)	The following is a summary of the Series A 2019 Eco-Tree Units:

The first 2,000,000 Units in this Offering will be offered at $1.25 per Unit and all remaining Units in this Offering will be offered at $1.50 per Unit, for a total of up to 7,000,000 Units.

The Company intends to acquire ES Startlings with a portion of the proceeds of each Unit, and engage on a contract basis, Farmers located in select agricultural zones in North America, South America and other areas at their discretion to plant, manage and care for the ES Startlings to the point where the resulting ES Trees can be harvested and sold as lumber by the Company. It is anticipated this will occur within approximately 8-12 years of the planting of the ES Startlings. Recognizing that the Company may not have other sources of revenue until Harvest, a portion of the proceeds of each Unit, to be determined by the Manager at the time of issuance will be held as a reserve to cover ongoing operating costs of the Company over the anticipated 8-12-year period from planting until Harvest occurs and to cover other miscellaneous Company expenses.

ES Startlings acquired with the proceeds of this Offering of Series A 2019 Eco-Tree Units are expected to be harvested within 8 to 12 years from planting. The Gross Profits, if any, from the Harvest of the crop of ES Trees underlying the Units in this Offering will be distributed 50% to the Farmers and 50% to the Company. The Company will then redeem the Units, and distribute 50% of the Net Profits to the Unit Holders of the Series A 2019 Eco-Tree Units, on a pro rata basis, and 50% to the Manager. The intention is that the Series A 2019 Eco-Tree Units be redeemed no later than December 31, 2032.

Units / Operating Agreement / Subscription Agreement

Each Unit in this Offering represents a membership interest in World Tree USA, LLC. Investors in this Offering will be required to sign a Subscription Agreement and agree to be bound by the terms of the Operating Agreement. The provisions of the Operating Agreement apply to all members, including Investors in this Offering as well as secondary purchasers of our Units.

Except for claims arising under the United States securities laws, all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the Subscription Agreement, Operating Agreement and any documents included within the Offering Circular shall be commenced exclusively in the state and federal courts sitting in Mesa, Arizona.

Except for claims arising under the United States securities laws, that the parties to the Subscription Agreement and Operating Agreement also waive their right to a jury trial.

No condition, stipulation or provision of the Operating Agreement, Subscription Agreement or any documents included within the Offering Circular serves as a waiver by any party, holder or beneficial owner of Series A 2019 Eco-Tree Units or by us of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

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INCOME TAX CONSEQUENCES AND ERISA CONSIDERATIONS

Independent Tax Advice

You should consult your own professional advisers to obtain advice on the tax consequences that apply to you.

A detailed analysis of the federal, state and local tax consequences of an investment in the Units is beyond the scope of this discussion. Prospective Investors are advised to consult their own tax counsel regarding these consequences and the preparation of any federal, state or local tax returns that a Unit Holder may be required to file.

ERISA Considerations

DUE TO THE COMPLEX NATURE OF ERISA, EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR, PENSION CONSULTANT AND ATTORNEY TO DETERMINE THE APPLICATION OF ERISA TO HIS, HER, OR ITS PROSPECTIVE INVESTMENT. THIS DISCUSSION IS NOT OFFERED AS, AND SHALL NOT BE DEEMED AS TAX OR LEGAL ADVICE.

General

The Employee Retirement Income Security Act of 1974 (“ERISA”) contains strict fiduciary responsibility rules governing the actions of “fiduciaries” of employee benefit plans. It is anticipated that some investors will be corporate pension or profit sharing plans, or other employee benefit plans that are subject to ERISA. In any such case, the person making the investment decision concerning the purchase of Series A 2019 Eco-Tree Units will be a “fiduciary” of such plan and will be required to conform to ERISA’s fiduciary responsibility rules.

Prudent Man Standard

Persons making investment decisions for employee benefit plans (i.e., “fiduciaries”) must discharge their duties with the care, skill and prudence which a prudent man familiar with such matters would exercise in like circumstances. Fiduciaries should also carefully consider the possibility and consequences of unrelated business taxable income, as well as the percentage of plan assets which will be invested in the Units insofar as the diversification requirements of ERISA are concerned. An investment in the Units is non-liquid, and fiduciaries must not rely on an ability to convert an investment in the Units into cash in order to meet liabilities to plan participants who may be entitled to distributions.

FAILURE TO CONFORM TO THE PRUDENT MAN STANDARD MAY EXPOSE A FIDUCIARY TO PERSONAL LIABILITY FOR ANY RESULTING LOSSES.

Annual Valuation

Fiduciaries of plans subject to ERISA are required to determine annually the fair market value of the assets of such plans as of the close of any such plan’s fiscal year. The Company will provide annually upon the written request of a Unit Holder an estimate of the value of the Unit Holder’s Units based upon, among other things, the maturity and condition of the ES Trees underlying such Units; however, it may not be possible to value the Units adequately from year to year, because there will be no market for them.

COMPENSATION PAID TO SELLERS AND FINDERS

Commissions

The Units will be offered by the Company on a best efforts basis or by agents authorized by the Company. The Company may agree to pay commissions of up to ten percent (10%) to licensed and registered broker dealers participating in this Offering.

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PART F/S

WORLD TREE USA, LLC

(FORMERLY WORLD TREE COP USA LLC)

FINANCIAL STATEMENTS

F-1

INDEPENDENT AUDITORS’ REPORT

To the Management and Members

of World Tree USA, LLC

Report on the Financial Statements

We have audited the accompanying financial statements of World Tree USA, LLC (the “Company”), formerly World Tree COP USA, LLC, which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations and members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these ﬁnancial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of ﬁnancial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these ﬁnancial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the ﬁnancial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the ﬁnancial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the ﬁnancial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the ﬁnancial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of signiﬁcant accounting estimates made by management, as well as evaluating the overall presentation of the ﬁnancial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Tree USA, LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully explained in Note 2 to the financial statements, the Company has incurred losses since inception, doesn’t have revenue generating operations and requires additional capital to fund operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these factors are also described on Note 2. The Company’s financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

dbbmckennon

San Diego, California

July 23, 2019

F-2

WORLD TREE USA, LLC

(FORMERLY WORLD TREE COP USA, LLC)

BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2017

	2018	2017
Assets

Current Assets:
Cash	$149,555	$9,178
Related party receivable	5,014	26,902
Deposits on biological assets - related party	14,142	22,318
Total Current Assets	168,711	58,398

Other Assets:
Biological assets	39,742	20,482

Total Assets	$208,453	$78,880

Liabilities and Members' Equity

Current Liabilities:
Accounts payable	$10,558	$-
Member units to be issued	8,095	-
Total Current Liabilities	18,653	-

Members' equity:
Member equity	329,294	140,000
Accumulated deficit	(139,494)	(61,120)
Total members' equity	189,800	78,880

Total liabilities and members' equity	$208,453	$78,880

The accompanying notes are an integral part of these financial statements.

F-3

WORLD TREE USA, LLC

(FORMERLY WORLD TREE COP USA, LLC)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Revenue:	$-	$-

Operating expenses:
Professional fees	44,952	524
Sales and marketing	22,150	-
Management fees - related party	7,778	4,700
Other expenses	3,494	1,962
Total Operating Expenses	78,374	7,186

Net loss	$(78,374)	$(7,186)

Weighted average membership unit - basic and diluted	252,290	208,548
Net loss per membership unit - basic and diluted	$(0.31)	$(0.03)

The accompanying notes are an integral part of these financial statements.

F-4

WORLD TREE USA, LLC

(FORMERLY WORLD TREE COP USA, LLC)

STATEMENTS OF MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Members' Equity
	Series A Units		Series B Voting Units		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total
Balance at December 31, 2016	180,000	$117,000	-	$-	$(53,934)	$63,066

Proceeds from sale of membership units	20,000	13,000	10,000	10,000	-	23,000
Net loss	-	-	-	-	(7,186)	(7,186)
Balance at December 31, 2017	200,000	130,000	10,000	10,000	(61,120)	78,880

Proceeds from sale of membership units, net of offering costs	225,296	174,294	-	-	-	174,294
Membership units issued for services	10,000	10,000	-	-	-	10,000
Membership units issued for WTT obligation	5,000	5,000	-	-	-	5,000
Net loss	-	-	-	-	(78,374)	(78,374)
Balance at December 31, 2018	440,296	$319,294	10,000	$10,000	$(139,494)	$189,800

The accompanying notes are an integral part of these financial statements.

F-5

WORLD TREE USA, LLC

(FORMERLY WORLD TREE COP USA, LLC)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(78,374)	(7,186)
Adjustments to reconcile net loss to net cash flows from operating activities
Fair value of membership units issued for services	10,000	-
Changes in operating assets and liabilities:
Accounts payable	10,558	(528)
Member units to be issued	8,095	-
Net cash used in operating activities	(49,721)	(7,714)

CASH FLOWS FROM INVESTING ACTIVITIES:
Related party receivable	26,888	(20,402)
Deposits and purchases of biological assets	(11,084)	(4,280)
Net cash provided by (used in) investing activities	15,804	(24,682)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of membership units	197,425	23,000
Offering costs	(23,131)	-
Net cash provided by financing acitivities	174,294	23,000

NET INCREASE (DECREASE) IN CASH	140,377	(9,396)

Cash as of beginning of the year	9,178	18,574

Cash as of the end of the year	$149,555	9,178

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Disclosure of non-cash investing and financing:
Membership units issued for obligation	$5,000	$-

The accompanying notes are an integral part of these financial statements.

F-6

WORLD TREE USA, LLC

(FORMERLY WORLD TREE COP USA LLC)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

World Tree USA, LLC (“WTUSA” or the “Company”), formerly World Tree COP USA, LLC was organized as a limited liability company in the state of Nevada on June 3, 2015. The Company’s address is 1910 South Stapley Dr., Suite 221, Mesa, AZ 85204.

The purpose of the Company is to:

(i)	participate in collective effort to reduce the carbon footprint of the Subscribers through conduct of the Eco-Tree program;

(ii)	produce income from the harvesting of Empress Splendor (ES) Trees acquired by the Company;

(iii)	monetize carbon offset assets created by the Company;

(iv)	make distributions to members upon harvesting ES Trees; and

(v)	engage in such other activities as are reasonably incidental to the foregoing.

Risks and Uncertainties

The Company is in the pre revenue generation stage. The Company’s business and operations are sensitive to general business and economic conditions in the United States, and worldwide, along with governmental policy decisions. As this is a product grown in nature, a host of factors beyond the Company’s control could cause fluctuations in these conditions. To mitigate this risks the company has chosen to plant its ES trees in different locations in four different countries.

The Company currently is dependent upon its manager, World Tree Technologies, Inc. (“WTT”), for all aspects of the Company’s operations. WTT contracts directly with the farmers for the growth of the Company’s trees and manages the process through to harvest and sale of the lumber. WTT has been in existence in excess of 15 years, primarily focused on growing, cultivating and selling ES startlings, and has limited history, a period of approximately three years, growing to maturity, cultivating and harvesting the ES trees. WTT currently has limited arrangements for the harvesting and sale of such trees. Management of WTT has limited experience in negotiation such arrangements, however, they are in the process of expanding the network, including establishing a network of retailers to purchase the ES trees. To date WTT has generated a limited amount of capital from the sale of ES trees and/or any other biological asset.

NOTE 2 – GOING CONCERN

These financial statements have been prepared on a going concern basis which presumes the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The proposed business of the Company involves a high degree of risk and is dependent on the success of raising funds through an offer and sale of non-voting series A units and on the Company achieving profitability. There is no assurance that the Company will be able to raise the funds necessary to finance the Company’s activities as disclosed in Note 1. The Company has significant commercial and economic dependence on WTT, a related party (Notes 1, 4 and 6). In addition, the Company is subject to significant risk due to the long-term nature of generating revenue from the harvesting of trees. These factors raise substantial doubt regarding the Company to continue as a going concern.

F-7

During the year ended December 31, 2018, the Company raised $174,294 in net proceeds from the sale of Series A Units through a private offering and a Regulation CF offering. Subsequent to year end, the Company has raised an additional $960,366 through additional sales of Series A Units through the Regulation CF offering and other offerings. The Regulation CF offering closed in April 2019. Most of these funds were transferred to WTT for which has the obligation to fund its and another related-entity operations. See Note 6 for further discussion regarding the subsequent payments to World Tree Technologies, Inc.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Cash Equivalents

Cash and cash equivalents consist of cash on hand.

Fair Value of Financial Instruments

All financial instruments are initially measured at fair value. Financial assets and financial liabilities are measured subsequently based on their classification.

Financial assets are classified as either fair value through profit or loss, loans and receivables, held to maturity, or available for sale. Financial liabilities are classified as fair value through profit or loss, or other financial liabilities. Financial assets or liabilities at fair value through profit or loss include instruments classified as held-for-trading or designated upon initial recognition at fair value through profit or loss. Financial assets or liabilities at fair value through profit or loss are measured at fair value with all gains and losses included in net income in the period in which they arise. Available for sale financial assets are measured at fair value with gains and losses, net of tax, included in other comprehensive income until the instruments are derecognized or impaired, at which time the gains or losses are recorded in net income. Loans and receivables, held-to-maturity investments and other financial liabilities are measured at amortized cost using the effective interest method.

F-8

Financial assets, other than those measured at fair value through profit or loss, are assessed for indicators of impairment at each reporting date. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial assets, the estimated future cash flows of the asset have been impacted. For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the financial asset’s original effective interest rate.

Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.

The three levels of valuation hierarchy are defined as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;

·	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;

·	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Biological Assets

Biological assets consist of trees managed for future timber sales. Biological Assets contains the assumption that the fair value of biological assets can be measured reliably. This assumption can be rebutted at the early stage of an asset’s life and when fair value is not reliably determined. The trees have had little biological transformation since the initial costs were incurred and therefore cost approximates fair value. The cost of trees consists of the purchase price plus costs incurred to bring the trees to the current location and condition. Costs relating to ongoing management of the trees are expensed as farmer support costs as they are incurred.

The trees are recognized as biological assets when they are received the Company’s farmers. As of December 31, 2018 and 2017, 14,000 and 6,700 trees represented a cost of $39,742 and $20,482, respectively.

As of December 31, 2018, the Company and WTT are obligated to plant 1,653 trees and 3,889 trees related to monies raised under the 2016 and 2018 offerings, respectively.

Provisions and Contingent Liability Provisions

Provisions and contingent liability provisions are recognized when there is a present legal or constructive obligation arising as a result of a past event for which it is probable that an outflow of economic benefits will be required to settle the obligation and where a reliable estimate can be made of the amount of the obligation. Timing or exact amount of the outflow may still be uncertain. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available, including the risks and uncertainties associated with the present obligation. Provisions are discounted to their present values, where the time value of money is material.

F-9

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events are also disclosed as contingent liabilities unless the possibility of outflow of resources is remote.

Deferred Offering Costs

Costs associated with the offering of Units are capitalized as other assets. Upon successful issuance, these costs will reduce additional-paid-in capital, or if unsuccessful, recognized as general and administrative expense.

Income Taxes

The Company is taxed as a Limited Liability Company. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective allocation of the Company’s taxable income. The Company will pay state income taxes at reduced rates.  The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all periods since inception.  The Company currently is not under examination by any tax authority.

Net Loss per Unit

Net earnings or loss per unit is computed by dividing net income or loss by the weighted-average number of membership units outstanding during the period, excluding Units subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per unit. Diluted net earnings or loss per unit reflect the actual weighted average Units issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per unit if their inclusion would be anti-dilutive. As of December 31, 2018 and 2017, there were no potentially dilutive securities.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The Company does not expect the new standard to have a material impact on the Company’s financial reporting and disclosures.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018 with early adoption permitted. The Company does not expect the new standard to have a material impact on the Company’s financial reporting and disclosures.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company does not expect the new standard to have a material impact on the Company’s financial reporting and disclosures.

F-10

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 4 – RELATED PARTY TRANSACTIONS

Series B Units

As at December 31, 2018 and 2017, World Tree Technologies, Inc. (“WTT”), the Manager of WTUSA, holds 10,000 Series B Units of WTUSA.

Management Fees – 2018 Series A Unit Offering

In connection with the 2018 Series A Unit offering and the current management agreement, fees expected to be payable to WTT consist of the following: 1) $2.25 per tree (biological asset); 2) $0.20 per tree for purchasing; 3) $0.40 per tree for shipping and handling to the farmer; 4) $2.00 per tree farmer support fee for which is paid to WTT to cover costs in connection with semi-annual communications with the farmers; 5) $0.50 per tree as a farmer bonus paid to WTT which is turn is remitted to the farmer; 6) $0.40 per tree for general and administrative expenses; 7) $1.00 per tree for marketing; 8) $2.75 per tree for management fees; 9) $0.40 per tree for investor relations; and 10) $0.40 per tree for brokering lumber. Farmer support, marketing, and management fees increase at the point at which there are at least 1,000 acres of trees under management. The cost of trees, tree order staffing and administration, and shipping and handling, are recorded as deposit on biological assets – related party. The remaining items will be reflected as prepaid management fees for which will be amortized over the expected service period. The amounts payable to WTT for these items is based upon the number of Series A Units sold. The Company records the transactions as the amounts are paid to WTT, as typically services have yet to be rendered. See Note 6 for further discussion regarding the subsequent payments to WTT.

Additionally, WTT holds all contracts with the Farmers in which are contracted to grow trees. Under these contracts, WTT typically has the obligation to replace lost trees for a period of two years. In addition, under the contract, WTT is responsible for the harvesting and selling of the trees. The Farmers receive 50% of the Gross Profits from the sale of the trees. WTT nominees trees to the Company as they are planted by Farmers. Farmers contracted by WTT provide trees to other entities managed by WTT.

Purchase of Biological Assets

As of December 31, 2018 and 2017, amounts paid to WTT for future biological asset purchases were $14,142 and $22,318, respectively. The amounts are reclassed from related party receivable to biological assets as the assets are delivered to WTT’s farmers. Total amounts paid to WTT for future biological assets during the years ended December 31, 2018 and 2017 were $18,862 and $22,318, respectively. During the years ended December 31, 2018 and 2017, the account decreased by $19,260 and $20,482, respectively, based upon the number of biological assets delivered during the same time frame.

Short-term Advances

From time to time, WTT and/or the Company covers operating costs for either entity. These costs are periodically repaid by either entity. The amounts are due on demand and do not incur interest. As of December 31, 2018 and 2017, total amounts due to the Company from WTT were $5,014 and $26,902, respectively.

F-11

Marketing and Professional Fees

During the years ended December 31, 2018 and 2017, the Company paid WTT marketing and professional fees of $7,778 and $4,700, respectively.

See Notes 1, 3, 5 and 6 for additional related party transactions.

NOTE 5 – MEMBERSHIP UNITS

Series A Units

Rights and Preferences

Series A Members are holders of Series A Units and do not have voting rights. Series A Memberships (and corresponding Series A Units) are issued in sub-series’. Each sub-series of Series A Units has rights to a percentage of distributable cash produced by one particular project. Each project shall be funded by only one subseries of Series A Units, and no two sub-series of Series A Units shall have rights relating to the same project. See below for allocation of profits and losses.

2018 Transactions

During the year ended December 31, 2018, the Company issued 225,296 Series A Units for gross proceeds of $174,294. The Company incurred $23,131 in offering costs in connection with the sale of the Series A Units for which offset the proceeds.

During the year ended December 31, 2018, the Company issued 10,000 Series A Units to an individual for marketing services rendered. The Series A Units were valued at $1.00 per unit based upon the rate to which other Series A Units were being sold to third parties. Total compensation expense of $10,000 was recorded within sales and marketing on the statement of operations during the year ended December 31, 2018.

During the year ended December 31, 2018, the Company issued 5,000 Series A Units to an individual in satisfaction of a liability incurred at WTT. The units were valued at $1.00 per unit based upon the rate to which other Series A Units were being sold to third parties. The total value of $5,000 was recorded as an increase to the related party receivable within the balance sheet during the year ended December 31, 2018.

During the year ended December 31, 2018, the Company entered into an agreement with a professional to perform advisory services. In connection with the agreement, the professional agreed to allocate a portion of the monthly billings to be satisfied with Series A Units. As of December 31, 2018, total Series A Units to be issued were 8,095 in satisfaction of $8,095. The amount has been recorded as members’ units to be issued on the accompanying balance sheet as of December 31, 2018. The membership units were issued subsequent to year end.

2017 Transactions

During the year ended December 31, 2017, the Company issued 20,000 Series A Units for gross proceeds of $13,000.

Series B Units

Series B Units are the only voting units of the Company for which there is one vote for each unit held. The Company has one Series B Member, WTT, which is also the initial member and Manager of the Company. In 2017, 10,000 Series B Units were issued for $10,000. See below for allocation of profits and losses.

F-12

Other Provisions

Unless authorized to do so by the Manager, no Member, Unit Holder or group of Members or Unit Holders shall have any power or authority to bind the Company in any way, to pledge the Company’s credit, to render the Company liable for any purpose, or to otherwise engage in the management of the Company.

Units have been recognized on the financial statements as equity when subscriptions have been received.

Profits and Losses

WTT enters into contracts with farmers whereby the proceeds from the sale of the biological assets are split 50/50 between the Company and the farmer. The Company’s 50% profit, it any, is then split between the Series A and Series B Unit holders on a 50/50 basis. Class A and Class B Units participate in the losses based upon their pro-rata amounts invested to the total invested until the investment is extinguished. After extinguishment the losses are then split between the Series A and Series B Unit holders on a 50/50 basis.

NOTE 6 – SUBSEQUENT EVENTS

Subsequent to December 31, 2018, the Company has issued 918,888 Series A units for $960,366 in net proceeds received under the Regulation CF offering and other offerings.

Subsequent to December 31, 2018, the Company entered into a contract extension for consulting services for a period of six months to provide community awareness, strategic partnerships and advisory services. Under the agreement, the Company granted 12,000 Class A units valued at $12,000 which vest evenly over the six-month vesting period, plus $4,000 per month in cash.

F-13

Subsequent to December 31, 2018, the Company paid $641,793 to WTT related to prepaid inventory, management fees, working capital and other related expenditures. The payments consist of the following:

Trees	$153,358
Management Fees	198,132
Farmer Support	136,318
Tree Order Staffing	13,632
Office Overhead	28,819
Shipping	24,887
Investor Relations	28,819
Brokering Lumber	28,819
Farmer Performance Bonus	36,024
Short Term Loan	15,485
Marketing Reimbursement	(22,500)

Total Paid to World Tree Technologies	$641,793

See Notes 2 and 4 for an additional subsequent event.

In accordance with ASC 855-10 the Company has analyzed its operations from December 31, 2018 to July 23, 2019 – the date these financial statements were issued – and has determined that it does not have any other material subsequent events to disclose in these financial statements.

F-14

PART III – EXHIBITS

INDEX TO EXHIBITS

Exhibit 1A-2A	Articles of Organization – World Tree USA, LLC (Nevada)
Exhibit 1A-3	Amended Operating Agreement – World Tree USA, LLC
Exhibit 1A-4	Subscription Agreement
Exhibit 1A-8	Escrow Services Agreement
Exhibit 1A-11	Auditor Consent Letter for Use of Incorporated Audit Report
Exhibit 1A-12	Legal Opinion Letter of Befumo & Schaeffer, PLLC

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amended offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on September 12, 2019.

World Tree USA, LLC

By:	/s/ Wendy Burton
Name:	Wendy Burton
Title:	Director

This offering statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

/s/ Catherine Key	Director	September 12, 2019

/s/ Angela Nauta	Director	September 12, 2019

/s/ Leslie Bolton	Director	September 12, 2019

77